United States
Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
Filed by the registrant ☑

Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only

(as permitted by Rule 14a-6(e)(2))

☑	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to § 240.14a-12
Brightpoint, Inc

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than Registrant)
Payment of filing fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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GENERAL INFORMATION
AVAILABILITY OF PROXY STATEMENT AND QUESTIONS AND ANSWERS ABOUT THE PROPOSALS TO BE VOTED UPON AND THE VOTING PROCEDURES
PROPOSAL 1:
MANAGEMENT OF BRIGHTPOINT
OTHER INFORMATION RELATING TO OUR DIRECTORS AND EXECUTIVE OFFICERS AND RELATED SHAREHOLDER MATTERS
PROPOSAL 2
REPORT OF AUDIT COMMITTEE
PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT FEES AND RELATED MATTERS
SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
WHERE YOU CAN FIND MORE INFORMATION
OTHER INFORMATION

March 23, 2009
Dear Shareholder:
          You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Brightpoint, Inc. that will be held on Tuesday, May 5, 2009, at 9:00 a.m. local time, at Brightpoint’s Americas division headquarters located at 501 Airtech Parkway, Plainfield, Indiana 46168.
          As permitted by rules adopted by the United States Securities and Exchange Commission, we are mailing to many of our shareholders a notice instead of a paper copy of this proxy statement and our 2008 Annual Report to Shareholders. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2008 Annual Report to Shareholders and a proxy card. We believe that this process will provide our shareholders with easier access to these proxy materials, reduce the costs of printing and distributing our proxy materials and conserve environmental resources.
          At the annual meeting you will be asked to vote on proposals to (1) elect as Class III directors the nominees specified in the accompanying proxy statement, (2) approve the amended and restated Brightpoint 2004 Long-Term Incentive Plan (the “2004 Plan”) to provide for (i) an increase in the number of common shares available for issuance under the 2004 Plan by 7,000,000, (ii) a “double trigger” change of control provision and (iii) a prohibition against (x) reducing the exercise price of any stock options, (y) cancelling stock options that are not “in-the-money” and (z) re-granting or exchanging stock options for new stock options or other awards, and (3) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2009. In addition, you will be asked to act on such other business as may properly come before the annual meeting.
          Your board of directors believes that each of the foregoing proposals is in the best interests of Brightpoint and its shareholders and, accordingly, unanimously recommends a vote “FOR” each of such proposals.
          Enclosed is a notice of annual meeting and proxy statement containing detailed information concerning the foregoing proposals. Whether or not you plan to attend the annual meeting, we urge you to read this material carefully and encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card.
          Thank you and I look forward to seeing you at the meeting.

Sincerely yours,

Robert J. Laikin
Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF BRIGHTPOINT, INC.
TO BE HELD ON MAY 5, 2009
To the Shareholders of Brightpoint, Inc.:
          NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Brightpoint, Inc., an Indiana corporation, will be held on May 5, 2009, at 9:00 a.m. local time, at Brightpoint’s Americas division headquarters located at 501 Airtech Parkway, Plainfield, Indiana 46168, to consider and vote upon the following matters, as explained more fully in the accompanying proxy statement:
1.	a proposal to elect three Class III directors, each to hold office until Brightpoint’s Annual Meeting of Shareholders to be held in 2012;

2.	a proposal to approve the amended and restated 2004 Plan to provide for (i) an increase in the number of common shares available for issuance under the 2004 Plan by 7,000,000, (ii) a “double trigger” change of control provision and (iii) a prohibition against (x) reducing the exercise price of any stock options, (y) cancelling stock options that are not “in-the-money” and (z) re-granting or exchanging stock options for new stock options or other awards;

3.	a proposal to ratify the appointment of Ernst & Young LLP as Brightpoint’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

4.	any other matters properly brought before the annual meeting, including approval of any adjournment or postponement of the meeting.
          It is anticipated that a presentation will be made by a member of our senior management after the foregoing business has been conducted at the annual meeting. A live webcast of the presentation, including audio and slides, can be accessed through the “Investors” section of Brightpoint’s website at www.brightpoint.com. A written report of the results of the annual meeting will be posted on Brightpoint’s website following the annual meeting.
          Only shareholders of record at the close of business on March 9, 2009 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Whether or not you attend the meeting, it is important that your shares be represented and voted.

          Your board of directors believes that the election of the nominees specified in the accompanying proxy statement as directors at the annual meeting is in the best interests of Brightpoint and its shareholders and, accordingly, unanimously recommends a vote “FOR” such nominees. Further, the board believes that the proposed amended and restated 2004 Long-Term Incentive Plan and the ratification of the appointment of Ernst & Young LLP as Brightpoint’s independent registered public accounting firm are each in the best interests of Brightpoint and its shareholders and, accordingly, unanimously recommends a vote “FOR” each of such proposals.

By Order of the Board of Directors,

Steven E. Fivel
Executive Vice President, General Counsel and Secretary
Plainfield, Indiana
March 23, 2009
          YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE ENSURE YOU TAKE THE TIME TO CAST YOUR VOTE.
          YOU MAY VOTE BY SUBMITTING YOUR PROXY BY TELEPHONE, THE INTERNET OR MAIL. IF YOU ARE A REGISTERED SHAREHOLDER AND ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. IF YOU HOLD YOUR SHARES THROUGH A BANK OR BROKER AND WANT TO VOTE YOUR SHARES IN PERSON AT THE MEETING, PLEASE CONTACT YOUR BANK OR BROKER TO OBTAIN A LEGAL PROXY.

BRIGHTPOINT, INC.
2009 PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 5, 2009
GENERAL INFORMATION
          This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held on May 5, 2009, at 9:00 a.m. local time, at Brightpoint’s Americas division headquarters located at 501 Airtech Parkway, Plainfield, Indiana 46168, including any adjournments or postponements thereof. At the annual meeting, Brightpoint shareholders will have the opportunity to consider and vote upon the proposals set forth in the accompanying notice to shareholders, including the following, each of which is discussed in further detail elsewhere in this proxy statement:
•	the election of three Class III directors to serve as such commencing immediately following the annual meeting and until the annual meeting of shareholders in 2012;

•	approval of the amended and restated 2004 Plan to provide for (i) an increase in the number of common shares available for issuance under the 2004 Plan by 7,000,000, (ii) a “double trigger” change of control provision and (iii) a prohibition against (x) reducing the exercise price of any stock options, (y) cancelling stock options that are not “in-the-money” and (z) re-granting or exchanging stock options for new stock options or other awards;

•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

•	any other matters properly brought before the annual meeting, including approval of any adjournment or postponement of the meeting.
          The board of directors of Brightpoint has unanimously approved each of the foregoing proposals and unanimously recommends that Brightpoint shareholders vote “FOR” each of the proposals set forth above, each as outlined elsewhere in this proxy statement.
          It is anticipated that all of our directors and executive officers will be present at the annual meeting and that a presentation will be made after the conclusion of the business to be conducted at the annual meeting.
          Proxies in the accompanying form, duly executed and returned to Brightpoint’s management and not revoked, will be voted at the annual meeting. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to Brightpoint’s corporate secretary, or by personally withdrawing the proxy at the annual meeting and voting in person.
          Unless otherwise indicated, all references in this proxy statement to “we,” “us,” “our,” “our company,” or “the company” refer to Brightpoint, Inc. and its consolidated subsidiaries.

AVAILABILITY OF PROXY STATEMENT AND QUESTIONS AND ANSWERS ABOUT THE
PROPOSALS TO BE VOTED UPON AND THE VOTING PROCEDURES
     Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by rules adopted by the United States Securities and Exchange Commission (sometimes referred to as the SEC), Brightpoint is making this proxy statement and its annual report available to its shareholders electronically via the Internet. On March 23, 2009, we mailed to our shareholders a notice containing instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. The notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.
Q.	What am I voting on?

A.	You are being asked to vote on three proposals at this year’s annual meeting:

Proposal 1 — to elect three Class III directors (Kari-Pekka Wilska, Jørn P. Jensen and Jerre L. Stead) to serve as such commencing immediately following our May 2009 annual meeting and until our annual meeting of shareholders in 2012;

Proposal 2 — to approve the amended and restated 2004 Plan to provide for (i) an increase in the number of common shares available for issuance under the 2004 Plan by 7,000,000, (ii) a “double trigger” change of control provision and (iii) a prohibition against (x) reducing the exercise price of any stock options, (y) cancelling stock options that are not “in-the-money” and (z) re-granting or exchanging stock options for new stock options or other awards; and

Proposal 3 — to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

In addition, you may be asked to consider and vote upon other matters that may properly come before the annual meeting, including approval of any adjournment or postponement of the meeting.

Q.	Who is entitled to vote at the annual meeting?

A.	Shareholders of record as of the close of business on March 9, 2009, the record date, are entitled to vote on each of the proposals at the annual meeting. Each shareholder is entitled to one vote per each share of our common stock held by such shareholder on the record date with respect to each proposal.

Q.	How do I vote?

A.	Shareholders can vote in person at the annual meeting or by proxy. There are three ways to vote by proxy:
•	By Telephone — You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

•	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

•	By Mail — If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.
Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 4, 2009.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.
Q.	How may I revoke or change my vote?

A.	You have the right to revoke your proxy any time before the meeting by (a) notifying Brightpoint’s corporate secretary of your revocation or (b) returning a later-dated proxy. The last vote received chronologically will supersede any prior vote. You may also revoke your proxy by voting in person at the annual meeting. Attendance at the meeting, without voting at the meeting, will not in and of itself serve as a revocation of your proxy.

Q.	What does it mean if I receive more than one notice or set of proxy materials?

A.	It may mean that you are the registered holder of shares in more than one account. You may call our transfer agent, American Stock Transfer & Trust Company, at 1-800-937-5449, if you have any questions regarding the share information or your address appearing on the notice or proxy materials.

Q.	Who will count the votes?

A.	It is expected that a vice president of Brightpoint will tabulate the votes and act as the inspector of election.

Q.	What constitutes a quorum?

A.	A majority of the outstanding shares, present or represented by proxy, of Brightpoint’s common stock will constitute a quorum for the annual meeting. As of the record date, there were 81,894,102 shares of Brightpoint common stock, $.01 par value per share, issued and outstanding.

Q.	How many votes are needed for Proposal 1 — the election of the three Class III directors?

A.	Assuming a quorum is present, the three Class III directors will be elected by a plurality of the votes cast at the annual meeting, meaning the three nominees receiving the highest number of votes will be elected as directors. Only votes cast for a nominee will be counted, except that a properly executed proxy that does not specify a vote with respect to the nominees will be voted for the three nominees whose names are printed on the proxy card (Kari-Pekka Wilska, Jørn P. Jensen and Jerre L. Stead). Because the vote on this proposal is determined by a plurality of the votes cast, neither abstentions nor broker non-votes (as described below) will have any effect on the election of directors.

Q.	How many votes are needed to approve the other proposals?

A.	Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Brightpoint common stock represented at the annual meeting, either in person or by proxy, and entitled to vote at the annual meeting is required for each of Proposal 2 and Proposal 3 to pass. As described below, for these proposals, abstentions and broker-non votes will have the same effect as a vote against the proposal.

Q.	What happens if I abstain from voting?

A.	If an executed proxy card is returned and the shareholder has explicitly abstained from voting on any proposal, the shares represented by the proxy will be considered present at the annual meeting for the purpose of determining a quorum. In addition, while they will not count as votes cast in favor of the proposal, they will count as votes cast on the proposal. As a result, other than with respect to Proposal 1, which will be determined by a plurality of the votes cast, an abstention on a proposal will have the same effect as a vote against the proposal.

Q.	What is a “broker non-vote”?

A.	A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for one or more of the proposals because the broker has not received instructions from the beneficial owner on how to vote on such proposals and does not have discretionary authority to vote in the absence of instructions. While broker non-votes will be counted for the purposes of determining whether a quorum exists at the annual meeting, they will not be considered to have voted on any of the proposals on which such instructions have been withheld. In the case of those proposals requiring a majority vote in favor of the proposal, they will have the same effect as a vote against the proposal.

Q.	Who bears the cost of soliciting of proxies?

A.	The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing the notice and, as applicable, this proxy statement, the proxy and any additional soliciting material furnished to shareholders, will be borne by us. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and we may reimburse such persons for their expenses.

Q.	Why does Brightpoint want to amend its 2004 Plan?

A.	Our board of directors believes the increase in shares available for issuance under the Plan will enable us to continue to attract and retain personnel of the highest caliber, provide incentive for officers, directors, employees and other key persons, and to promote the well-being of the company. Accordingly, our board of directors believes it is in the best interest of the company and our shareholders to increase the number of shares available for grant under the 2004 Plan and provide for a double-trigger change of control provision for awards made after the date the shareholders approve the proposed amendments to the 2004 Plan as it believes that these actions will provide more flexibility to provide future incentives and will motivate participants to continue to create long term shareholder value.

PROPOSAL 1:
TO ELECT THREE CLASS III DIRECTORS
General
          Our by-laws provide that our board of directors be divided into three classes (Class I, Class II and Class III). At each annual meeting of shareholders, directors constituting one class are elected for a three-year term. At this year’s annual meeting, three Class III directors will be elected to hold office for a term expiring at the annual meeting of shareholders to be held in 2012. Based upon the review of and recommendation by our board’s corporate governance and nominating committee, the board has nominated Kari-Pekka Wilska, Jørn P. Jensen and Jerre L. Stead to serve as Class III directors.
          Each of the directors will be elected to serve during his or her term until a successor is elected and qualified or until the director’s earlier resignation or removal.
          Pursuant to the shareholder agreement we entered into with Dangaard Holding A/S (“Dangaard Holding”) upon the closing of our acquisition of Dangaard Telecom A/S (“Dangaard Telecom”), Dangaard Holding has the right to propose between one and three individuals (which right is in lieu of, and not in addition to, its right to have three designees appointed to our board upon the closing of the acquisition) for election or appointment to our board of directors. This right is subject to the final approval of each such designee by our board’s corporate governance and nominating committee, applying reasonable and uniform standards consistent with both its past practices and our corporate governance principles and after it determines that such designee satisfies the independence requirements of NASDAQ Marketplace Rule 4200(a). This right is contingent upon the percentage of our common stock owned by Dangaard Holding as follows:
•	for as long as it owns at least 27.5% of our then outstanding common stock, Dangaard Holding will retain its designee proposal right with respect to three designees;

•	for as long as it owns at least 17.5% but less than 27.5% of our then outstanding common stock, Dangaard Holding will retain its designee proposal right with respect to two designees; and

•	for as long as it owns at least 7.5% but less than 17.5% of our then outstanding common stock, Dangaard Holding will retain its designee proposal right with respect to one designee.
          Dangaard Holding currently owns 36.6% of our outstanding common stock. In the event, and at such time as, the number of directors with respect to which Dangaard Holding has designee proposal rights is reduced in accordance with the foregoing, upon request from us, Dangaard Holding shall immediately cause the requisite number of its designated directors to resign from our board of directors. To facilitate this procedure, in connection with each appointment or nomination for election of a director designee of Dangaard Holding to our board of directors, Dangaard Holding will cause such proposed director to deliver to us an irrevocable letter of resignation that is automatically effective in the event (a) the number of director designees Dangaard Holding is entitled to propose has been reduced, in accordance with the foregoing, as a result of a decrease in its ownership percentage in our company and (b) the resignation of such director is requested by a majority of our non-Dangaard designee board members or by Dangaard Holding in order to reduce the number of Dangaard Holding directors then serving on our board to the number of such directors that Dangaard Holding is then permitted to designate.

          Pursuant to the terms of the shareholder agreement that we entered into with Dangaard Holding upon the closing of the Dangaard Telecom acquisition, until the earlier of (a) the date on which Dangaard Holding owns less than 7.5% of our outstanding common stock and (b) the date on which it (i) owns less than 10% of our outstanding common stock, (ii) has no designee serving as a member of our board of directors and (iii) has irrevocably given up its director designee rights, referred to as the “standstill period,” Dangaard Holding will be required to vote all of its shares in favor of all director candidates and shareholder proposals (other than those seeking approval to authorize a merger, sale of all or substantially all of our common stock or assets or other similar business combination or for matters related to the foregoing) recommended by our board of directors.
          At this year’s annual meeting, the proxies granted by shareholders will be voted individually for the election, as directors of Brightpoint, of the persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. You may not vote your proxy for the election of a person to fill a directorship for which no nominee is named in this proxy statement. If, at the time of the annual meeting, any of the nominees named in the enclosed proxy should be unable or decline to serve as a director, the proxies are authorized to be voted for such substitute nominee or nominees as the board recommends. The board has no reason to believe that any nominee will be unable or decline to serve as a director.
Recommendation of our board of directors
          OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES SPECIFIED BELOW.
Nominees to be elected as Class III directors at this year’s annual meeting
          The following table sets forth for each nominee, his or her age, a brief description of his or her principal occupation and business experience during the past several years, certain other directorships held and how long he or she has been a director of Brightpoint. None of the nominees is employed by Brightpoint or any entity that is an affiliate of Brightpoint:

Nominees for Class III Directors
(Term to expire in 2012)

Name of director	Age	Principal occupation and other information

Kari-Pekka Wilska	61	Mr. Wilska has served as a member of our board of directors since November 2005. Since November 2005, Mr. Wilska has been a venture partner in Austin Ventures, a venture capital fund that focuses on investing in Texas. Mr. Wilska served in a variety of leadership positions in Nokia’s U.S. mobile phone operations from 1993 to 2004, including as president of Nokia, Inc. (Nokia Americas) from 1999 to December 2004 and as president of Vertu Ltd., a subsidiary of Nokia, Inc. From November 2004 until December 2005, Mr. Wilska served as a director of Zarlink Semiconductor Inc., and from December 2005 until it was merged with LSI Corporation, Mr. Wilska served as a director of Agere Systems, a global leader in semiconductors and software solutions for storage, mobility and networking markets. From June 2004 until its merger with American Tower Corporation in August 2005, Mr. Wilska served as a director of SpectraSite, Inc. Mr. Wilska serves on the boards of Mavenir Systems Inc., 724 Solutions, Inc. and BlackSand Technologies.

Jørn P. Jensen	45	Mr. Jensen has served as a member of our board of directors since the July 31, 2007 closing of our acquisition of Dangaard Telecom and is currently a member of our audit committee. He has also served as Executive Vice President and chief financial officer of Carlsberg A/S, an international brewery, since 2000 and, during his tenure there, has also served as chairman, vice chairman or board member in several companies within the Carlsberg Group.

Jerre L. Stead	66	Mr. Stead has served as a member of our board of directors since June 2000 and currently serves as our lead independent director. Mr. Stead is a member of our compensation and human resources committee and chairman of our corporate governance and nominating committee. Mr. Stead has been chairman of IHS Inc. since December 2000 and its chief executive officer since September 2006. From August 1996 to June 2000, Mr. Stead served as chairman of the board and chief executive officer of Ingram Micro Inc., a worldwide distributor of information technology products and services. Mr. Stead served as chairman, president and chief executive officer of Legent Corporation, a software development company from January 1995 until its sale in September 1995. From 1993 through 1994, Mr. Stead was executive vice president of American Telephone and Telegraph Company, a telecommunications company, and chairman and chief executive officer of AT&T Global Information Solutions, a computer and communications company, formerly NCR Corp. Mr. Stead was president of AT&T Global Business Communications Systems, a communications company, from 1991 to 1993. Mr. Stead was chairman, president and chief executive officer from 1989 to 1991 and president from 1987 to 1989 of Square D Company, an industrial control and electrical distribution products company. In addition, he held numerous positions during a 21-year career at Honeywell. Mr. Stead is a director of Mindspeed Technologies, Inc., and Conexant Systems, Inc.

Incumbent Class I and Class II directors
          The following two tables set forth similar information with respect to incumbent Class I and Class II directors who are not nominees for election at the annual meeting:
Class I Directors
(Term expires in 2010)

Name of director	Age	Principal occupation and other information

Robert J. Laikin	45	Mr. Laikin, founder of Brightpoint, has served as a member of our board of directors since its inception in August 1989. Mr. Laikin has been chairman of the board and chief executive officer of Brightpoint since January 1994. Mr. Laikin was president of Brightpoint from June 1992 until September 1996 and vice president and treasurer of Brightpoint from August 1989 until May 1992. From July 1986 to December 1987, Mr. Laikin was vice president and, from January 1988 to February 1993, president of Century Cellular Network, Inc., a company engaged in the retail sale of cellular telephones and accessories.

Jan Gesmar-Larsen	48	Mr. Gesmar-Larsen has served as a member of our board of directors since the July 31, 2007 closing of our acquisition of Dangaard Telecom and is currently a member of our compensation and human resources committee. From September 2006 until the closing our acquisition of Dangaard Telecom (at which time he resigned his positions with Dangaard Telecom and Dangaard Holding) Mr. Gesmar-Larsen served on the board of directors of Dangaard Telecom and Dangaard Holding. Prior thereto, he served on various other boards of directors, including as chairman of Interse A/S from January 2001 until May 2005, chairman of Hal Knowledge Solutions from August 2002 until May 2004 and as vice chairman of Bang & Olufsen A/S from 1996 to May 2003. He also served on the advisory board of Danske Bank A/S from September 1999 to May 2004. Previously he held senior executive positions in the personal computer industry, including at Dell Computer Corporation as president of Europe, Middle East and Africa division (EMEA) from 1997 to 2000 and at Apple computer in various positions from 1992 to 1997, including most recently as its president EMEA.

Eliza Hermann	47	Ms. Hermann has been a member of our board of directors since January 2003, and is currently chairperson of our compensation and human resources committee and a member of our corporate governance and nominating committee. She is currently Managing Director of Green Park Consultancy Limited (UK). She also serves as a Non-Executive Director on the board of the National Health Service for Hertfordshire in the UK. She was formerly employed by BP plc from 1985-2008 where she served most recently as Vice President Human Resources at global headquarters for 7 years, and was previously part of the business

Name of director	Age	Principal occupation and other information

leadership in the oil and gas exploration and production division for over 10 years. During the late 1990’s she was integrally involved in the merger of British Petroleum and Amoco Corporation, participating in the organization design and cultural integration of the two companies.
Class II Directors
(Term expires in 2011)

Name of director	Age	Principal occupation and other information

Thorleif Krarup	56	Mr. Krarup has served as a member of our board of directors since the July 31, 2007 closing of our acquisition of Dangaard Telecom and is currently a member of our corporate governance and nominating committee. From September 2006 until the closing of the Dangaard Telecom acquisition (at which time he resigned his positions with Dangaard Telecom and Dangaard Holding), Mr. Krarup served as the chairman of Dangaard Telecom and Dangaard Holding. Mr. Krarup has functioned as an advisor to Nordic Capital since 2004. Previously, he held several group chief executive positions within the financial sector, including with Nykredit A/S, a Danish mortgage bank, and following its merger with Tryg, a Danish insurance company, the holding company Tryg Nykredit Holding, from 1987 to 1992; Unibank A/S, a Danish bank, from 1992 to 2000; and Nordea AB, a bank in the Nordic region, which he co-founded, from 2000 to 2002. Mr. Krarup also currently serves as deputy chairman of the boards of H. Lundbeck A/S, a pharmaceuticals company, Alk Abello A/S, an allergy treatment/pharmaceuticals company, and LFI A/S, an investment company that holds 72% of H. Lundbeck. He is also a member of the board of directors for Bang & Olufsen A/S, a consumer electronics company, as well as several foundations, including Lundbeckfonden, The Crown Prince Frederik Fond and Danmark-Amerika fondet. Mr. Krarup is also a member of the board of directors and audit committee of Group 4 Securicor Plc, a security and cash services company.

Marisa E. Pratt	44	Ms. Pratt has served as a member of our board of directors since January 2003 and is currently a member of our audit committee. Since 1991, Ms. Pratt has been employed by Eli Lilly and Company, a pharmaceutical company, in various finance and treasury related positions.

Richard W. Roedel	59	Mr. Roedel has served as a member of our board of directors and as chairman of our audit committee since October 2002 and currently serves as a member of our corporate governance and nominating committee. Mr. Roedel is a director, and chairman of the audit committee of Sealy Corporation, Lorillard, Inc., Broadview Network Holdings, Inc., and Luna Innovations Incorporated, and is a director and a member of the audit committee of IHS Inc. He is also a director of the Association of Audit Committee Members, Inc., a non-profit organization. Mr. Roedel was a director and chairman of the audit committee of Dade Behring Holdings, Inc. from October 2002 until November 2007 when Dade was acquired by Siemens AG. Mr. Roedel served in various capacities while with Take-Two Interactive Software, Inc. from November 2002 to June

Name of director	Age	Principal occupation and other information

2005, including as its chairman and chief executive officer. From 1999 to 2000, Mr. Roedel was chairman and chief executive officer of the accounting firm BDO Seidman LLP, the United States member firm of BDO International. Before becoming chairman and chief executive officer, he was the managing partner of BDO Seidman’s New York metropolitan area from 1994 to 1999, the managing partner of its Chicago office from 1990 to 1994 and an audit partner from 1985 to 1990. Mr. Roedel is a certified public accountant.
Meetings of the board of directors
          During the fiscal year ended December 31, 2008, our board of directors held five meetings and took action three times by unanimous consent in lieu of a meeting. During 2008, each member of the board participated in at least 75% of all board and applicable committee meetings held during the period in which he or she was a director, except for Jorn P. Jensen, who attended fewer than 75% of the aggregate of our board and audit committee meetings. The board of directors and each of its committees met regularly in executive sessions. Brightpoint policy is that the board of directors must attend our annual meeting of shareholders each year. Eight of the members of our board attended our 2008 annual meeting.
Board committees
          Our board of directors maintains an audit committee, a corporate governance and nominating committee and a compensation and human resources committee. Each of these three committees is comprised solely of persons who meet the definition of an “independent director” under our governance principles and NASDAQ Marketplace Rules. Each of these committees has adopted a charter, and each of these charters is available on our website, www.brightpoint.com.
          The functions of each of the board committees are described below:
     Corporate governance and nominating committee
          The corporate governance and nominating committee is responsible for developing and reviewing the effectiveness of our corporate governance guidelines, recommending appropriate board and board committee structures and membership, establishing procedures for the director nomination process and recommending nominees for election to the board. In 2008, the corporate governance and nominating committee met four times. The corporate governance and nominating committee considers qualified nominees for election to our board of directors, including those recommended by shareholders following the procedures set forth in this proxy statement under the section entitled “Shareholder Proposals for Next Annual Meeting,” based on the criteria and standards set forth below under the section entitled “—Director Selection Process.” In addition, the members of this committee are responsible for analyzing and approving the compensation for our directors. The current members of the corporate governance and nominating committee are:
•	Jerre L. Stead, chair,

•	Eliza Hermann,

•	Richard W. Roedel and

•	Thorleif Krarup.

     Audit committee
          The audit committee has the responsibility to oversee the integrity of the company’s financial statements and the related system of internal controls, the internal audit function, the selection and performance of our independent registered public accountants and compliance with the company’s code of business conduct and ethics and applicable legal and regulatory requirements. During 2008, the audit committee held eight meetings and took action two times by unanimous consent in lieu of a meeting. The current members of the audit committee are:
•	Richard W. Roedel, chair,

•	Kari-Pekka Wilska,

•	Marisa E. Pratt and

•	Jørn P. Jensen.
          None of the members of the audit committee are employees of Brightpoint and each meets the independence and financial literacy requirements under current NASDAQ Marketplace Rules. In addition, our board of directors has determined that Mr. Roedel is an “audit committee financial expert” as defined under Item 407(d)(5)(ii) of Regulation S-K of the SEC.
     Compensation and human resources committee
          The compensation and human resources committee has responsibility for approving our compensation policies and for reviewing and recommending for approval by our board of directors all elements of compensation for our officers and other highly compensated members of management. The compensation and human resources committee provides oversight of the administration of our compensation program. The committee also provides oversight of the administration of the issuance of securities under our equity-based compensation plans and cash incentive and deferred compensation plans for our executives. The compensation and human resources committee also has responsibility for reviewing the supplementary benefits paid to our executive officers as well as retirement and other benefits and any special compensation. In addition, the committee reviews and recommends for approval by our board executive employment agreements, severance agreements and change of control provisions for our chief executive officer and other senior executives. The committee also directs the succession planning process for our chief executive officer and other senior executives. The committee provides oversight of our global diversity activities and reviews its charter and evaluates its performance as a committee on an annual basis.
          The compensation and human resources committee met eight times in 2008 and took action two times by unanimous consent in lieu of a meeting. All committee members participated in each meeting during the period that they served on the committee. The committee has direct access to independent legal counsel and independent compensation consultants for survey data and other information as it deems appropriate, and it utilized these independent counsel and consultants from time to time during the year.
          The current members of the compensation and human resources committee are:
•	Eliza Hermann, chair,

•	Jerre L. Stead and

•	Jan Gesmar-Larsen.

Director selection process
          The qualities and skills sought in prospective members of the board are determined by the corporate governance and nominating committee. The corporate governance and nominating committee requires that director candidates be qualified individuals who, if added to our board, would provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for us. The criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the corporate governance and nominating committee in its discretion, (ii) relevant education or training, (iii) a commitment to business ethics and the “Brightpoint Values,” (iv) tenure and breadth of experience in a significant leadership capacity, as well as qualities reflecting a proven record of accomplishment and ability to work with others, (v) knowledge of our industry, (vi) relevant experience and knowledge of corporate governance practices, and (vii) expertise in an area relevant to our company. Any prospective director nominee must be “independent” under NASDAQ Marketplace Rules and our corporate governance principles. Such nominees should not have commitments that would conflict with the time commitments of being our director. Such nominees shall be of high repute and recognized integrity and not have been convicted in a criminal proceeding or be named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses). Such nominees shall not have been found in a civil proceeding to have violated any federal or state securities or commodities law, and shall not be subject to any court or regulatory order or decree limiting his or her business activity, including in connection with the purchase or sale of any security or commodity. Such nominees shall have other characteristics considered appropriate for membership on our board of directors, as determined by our corporate governance and nominating committee.
          The corporate governance and nominating committee will consider candidates for director nominees put forward by shareholders. The proposal should state how the proposed candidate meets the criteria described above and the shareholder must comply with the other requirements set forth in the section in this proxy statement entitled “Shareholder Proposals for Next Annual Meeting.” The corporate governance and nominating committee will consider candidates proposed by shareholders by evaluating such candidates in the same manner and using the criteria described above. The corporate governance and nominating committee will also adhere to all applicable laws and regulations.
Director compensation
     General
          Our corporate governance and nominating committee is responsible for approving, and recommending to our board of directors, our directors’ compensation. Each year, the corporate governance and nominating committee initiates discussions with respect to directors’ compensation for the following year at its August committee meeting. At this meeting, the committee typically reviews director compensation surveys from off-the-shelf sources such as the NACD or Corporate Board Member magazine and commences discussions regarding any philosophical shifts or external trends in the marketplace. Thereafter, more data is compiled and reviewed by the members of the committee (e.g., for 2008 compensation, the committee hired each of Mercer Human Resources Consulting and Hewitt Associates LLC, separately, to provide benchmarking data for its director compensation analysis). Then, at its November meeting, the corporate governance and nominating committee discusses all the data collected and prepares its recommendation to the board. The committee’s general philosophy is one of not wanting to change director compensation each year, i.e., it has an explicit view that changing director compensation annually would be too frequent.

     2008 director compensation
     On December 20, 2007, our board of directors, upon the recommendation of the corporate governance and nominating committee, approved the compensation plan for our independent directors for 2008, 2009 and 2010. The board’s independent director compensation for those years will be paid entirely in cash as opposed to a combination of cash and equity. Each independent director, except for the lead independent director, will receive an annual cash retainer of $120,000. In addition, the chairs of the audit, compensation and human resources and corporate governance and nominating committees will receive additional annual fees of $80,000, $30,000 and $30,000, respectively. The lead independent director will receive an annual cash retainer of $250,000, but will not be eligible to receive any additional compensation for board service, including for serving as chair of a committee.
          Accordingly, the board no longer requires that any portion of annual board compensation be paid in shares of stock. In February 2009, our board of directors adopted an independent director stock ownership policy, which requires that directors shall beneficially own shares of our common stock with a market value of at least one and one-half (1 1/2) times the annual cash retainer. Each director must achieve these requirements within five years of the adoption of this policy. The board has modified our corporate governance principles to be consistent with this new compensation structure.
          The following table sets forth information concerning the compensation of our directors except for Robert J. Laikin, our chief executive officer and chairman of our board of directors, during our fiscal year ended December 31, 2008:

	Fees earned or
	paid in cash	Stock awards
Name	($)	($)(1)(2)	Total
Jerre L. Stead	$250,000	$25,145	$275,145
Eliza Hermann	$150,000	$25,145	$175,145
Jan Gesmar-Larsen	$120,000	$25,034	$145,034
Thorleif Krarup	$120,000	$25,034	$145,034
Richard W. Roedel	$200,000	$25,145	$225,145
Kari-Pekka Wilska	$120,000	$25,145	$145,145
Marisa E. Pratt	$120,000	$25,145	$145,145
Jørn P. Jensen	$120,000	$25,034	$145,034

(1)	Represents the dollar amounts recognized for financial statement reporting purposes in the year ended December 31, 2008 with respect to shares of restricted stock granted in prior years, as determined based on a calculation pursuant to SFAS 123R.

(2)	As of December 31, 2008, the aggregate number of unvested restricted stock awards held by each director was a follows: Mr. Stead — 1,859; Ms. Hermann — 1,859; Mr. Jensen — 1,904; Mr. Krarup — 1,904; Mr. Gesmar-Larsen — 1,904; Mr. Roedel — 1,859; Mr. Wilska — 1,859; and Ms. Pratt — 1,859.

Corporate governance
     Corporate governance principles
          The board of directors of Brightpoint has adopted a set of corporate governance principles which are consistent with the board’s responsibility for management oversight. These governance principles are designed to strengthen our company and protect the interests of Brightpoint shareholders while helping to insure the continued vitality of the board. Copies of these governance principles may be accessed at our website, www.brightpoint.com.
          Highlights of the corporate governance principles adopted by the board include:
•	requiring that the board consist of a majority of independent directors and adopting a definition of “independent director” that is designed to help ensure that persons who serve as independent directors are truly independent;

•	appointing a lead independent director to act as a liaison between the board and management;

•	limiting the compensation that can be paid by Brightpoint to the members of the board to that compensation relating to their board or board committee service;

•	requiring the chairperson of the audit committee to be a “financial expert”;

•	prohibiting independent directors or their family members from conducting business with Brightpoint;

•	establishing director compensation practices intended to align more closely the interest of the independent directors with Brightpoint’s shareholders; and

•	encouraging the independent directors to meet in executive session.
     Director independence
          The board has determined that all of our current directors, with the exception of Mr. Laikin (our chairman and chief executive officer), have met the independence requirements set forth in our corporate governance principles and the NASDAQ Marketplace Rules. In making determinations regarding a director’s independence, the board considers all relevant facts and circumstances, including the director’s commercial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the board may determine from time to time.
Shareholder communications with directors
          Our board of directors, through its corporate governance and nominating committee, has established a process for shareholders to send communications to the board. You may communicate with the board, individually or as a group, by writing to: The Board of Directors of Brightpoint, Inc. c/o Corporate Secretary, 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278 or via e-mail: board.directors@brightpoint.com. You should identify your e-mail or other communication as being from a Brightpoint shareholder in the “subject line” of such communication. The corporate secretary may require reasonable evidence that your communication or other submission is made by a Brightpoint shareholder before transmitting your communication to the board of directors.

MANAGEMENT OF BRIGHTPOINT
Management table
     Our board of directors elects executive officers annually, following our annual meeting of shareholders, to serve until the meeting of the board following the next annual meeting of our shareholders. The following management table sets forth the name of each executive officer as of the record date (all of which also served as such as of December 31, 2008) and the principal positions and offices he holds with Brightpoint. The table also sets forth the current directors of Brightpoint. See the section entitled “Proposal 1” above for additional information relating to each of the directors listed below.

Name	Age	Position(s)
Robert J. Laikin	45	Chairman of the Board, Chief Executive Officer and Class I Director
J. Mark Howell	44	President, Americas
Michaél Køehn Milland	46	President, Europe, Middle East and Africa
Anthony Boor	46	Executive Vice President, Chief Financial Officer and Treasurer
Steven E. Fivel	48	Executive Vice President, General Counsel and Secretary
Vincent Donargo	48	Senior Vice President, Chief Accounting Officer and Controller
R. Bruce Thomlinson	47	President, Asia Pacific
John Alexander du Plessis Currie	44	Executive Vice President and Chief Information Officer
Eliza Hermann (1)(2)	47	Class I Director
Jørn P. Jensen (3)	45	Class III Director
Thorleif Krarup (1)	56	Class II Director
Jan Gesmar-Larsen (2)	48	Class I Director
Marisa E. Pratt (3)	44	Class II Director
Richard W. Roedel (1)(3)	59	Class II Director
Jerre L. Stead (1)(2)	66	Class III Director
Kari-Pekka Wilska (3)	61	Class III Director

(1)	Member of the corporate governance and nominating committee.

(2)	Member of the compensation and human resources committee.

(3)	Member of the audit committee.

Background information on our executive officers
          Set forth below for each of our executive officers (other than Robert J. Laikin, our chairman and chief executive officer, as his information is included in this proxy statement under “Incumbent Class I and Class II directors”) is a brief description of the positions he has held at Brightpoint, his principal occupation and business experience for at least the last five years and how long he has been employed by Brightpoint:
          J. Mark Howell On June 30, 2008, Mr. Howell returned to his role as President of Brightpoint Americas. Previously, on July 31, 2007, Mr. Howell became our co-chief operating officer and President, Americas. Mr. Howell had served as president of Brightpoint, Inc. since September 1996, president, Americas since March 2001 and was our chief operating officer from August 1995 to April 1998 and from July 1998 to March 2003. He was executive vice president, finance, chief financial officer, treasurer and secretary of Brightpoint from July 1994 until September 1996. From July 1992 until joining Brightpoint in 1994, Mr. Howell was corporate controller for ADESA Corporation, a company that owns and operates automobile auctions in the United States and Canada. Prior thereto, Mr. Howell was an accountant with Ernst & Young LLP.
          Michaél Køehn Milland On June 30, 2008, Mr. Koehn Milland assumed the role of President Europe, Middle East and Africa. Previously, on July 31, 2007, Mr. Køehn Milland became co-chief operating officer and president, International Operations of Brightpoint. Prior to that, he served as chief operating officer of Dangaard Telecom since 1999. Prior to joining Dangaard Telecom, he held positions as chief executive officer of the handset vendor Phillips Consumer Communication in Central Europe, General Director and chief executive officer of FOR A, a Russian telecommunications operator in St. Petersburg, chief operating officer of Thorn EMI, a retail, defense, music and consumer electronics company, in Denmark and other positions in international retail and telecommunications. Mr. Køehn Milland was also part of the team that started Sonofon, which is today a part of the Telenor Group, a wireless network operator.
          Anthony Boor has served as Brightpoint’s executive vice president, chief financial officer and treasurer since October 2005 and, prior thereto, from June 2005 to October 2005, he served as our acting chief financial officer and acting principal financial officer. Since July 2001, Mr. Boor has also served as the senior vice president and chief financial officer of our Americas division. Mr. Boor was previously vice president and controller of Brightpoint North America L.P. from July 1999 to July 2001 and Director of Business Management of Brightpoint North America from August 1998 to July 1999. Prior to joining Brightpoint, Mr. Boor was employed in various financial positions with Macmillan Publishing, Day Dream, Inc., Ernst & Young LLP, New Mexico State Fairgrounds and The Downs at Albuquerque, KPMG, LLP and Ernst & Whinney. Mr. Boor is a certified public accountant.
          Steven E. Fivel has served as our executive vice president, general counsel and secretary since January 1997. From December 1993 until January 1997, Mr. Fivel was an attorney with an affiliate of Simon Property Group, a publicly-held real estate investment trust. From February 1988 to December 1993, Mr. Fivel was an attorney with Melvin Simon & Associates, Inc., a privately-held shopping center development company.
          Vincent Donargo has served as Brightpoint’s senior vice president, chief accounting officer and controller since September 2005. From 1998 to 2005, Mr. Donargo was the strategic business unit controller, director of finance and corporate controller of Aearo Company, a safety products manufacturing company. Prior to that, from 1990 to 1998, Mr. Donargo was employed in various financial positions with National Starch and Chemical Company, a specialty chemical manufacturing subsidiary of ICI Americas, Inc. Mr. Donargo is a certified public accountant and a certified management accountant.

          R. Bruce Thomlinson has served as president, Asia-Pacific since June 30. From November 2007 until June 30, 2008, Mr. Thomlinson served as president, Asia Pacific, Middle East and Africa. From August 2005 until August 2007, Mr. Thomlinson served as our president, Asia- Pacific and president, International Operations, the latter of which he relinquished upon the closing of the Dangaard Telecom acquisition. Prior thereto, until July 2005, he served as president of our Asia-Pacific division from October 1998 and as managing director of Brightpoint Australia, one of our wholly-owned subsidiaries, from October 1996. Prior to joining our management team, Mr. Thomlinson held the position of managing director/director for Hatadicorp Pty Ltd., a company he co-owned from 1989 until it was acquired by Brightpoint in October 1996.
          John Alexander du Plessis Currie has served as our executive vice president and chief information officer since November 2007. Prior thereto he served as our president, emerging markets from January 2006 until November 2007. From August 2002 to December 2005, Mr. Currie was the chairman and chief executive officer of Persequor Limited, a holding company for investments in wireless telecommunications that we subsequently acquired and which is now one of our wholly-owned subsidiaries. From January 1998 to August 2002, Mr. Currie served as the managing director of Brightpoint Middle East FZE, then one of our wholly-owned subsidiaries. Mr. Currie also serves on the board of directors of several of our subsidiaries.

EXECUTIVE COMPENSATION
Compensation discussion and analysis
          The global economic downturn that was experienced in 2008 was not only challenging for the company, but was challenging for its vendors, customers and shareholders. As more fully explained below, the committee’s design of the 2008 executive compensation program was heavily based on company performance, and therefore resulted in a substantial reduction in total compensation paid compared with the prior year. The annual executive bonus plan and the annual executive equity plan each only resulted in payouts at one-half of their target levels. Accordingly, Mr. Laikin’s total annual compensation decreased by 47% in 2008 as compared with 2007, based on cash compensation paid and the value of equity awards granted and deemed earned with respect to each respective fiscal year. The other named executive officers each experienced a similarly proportionate decrease in their total annual compensation.
          The following table summarizes total compensation relating to each of the last two fiscal years for each of our named executive officers. Total compensation includes salary, bonuses, performance related bonuses, and the value of restricted stock units granted for the fiscal year:

Named executive officer	Year	Salary	Bonus(1)	Equity(2)	Total
Robert J. Laikin	2008	$900,000	$450,000	$537,554	$1,887,554
	2007	$800,000	$800,000	$1,956,573	$3,556,573
J. Mark Howell	2008	$550,000	$137,500	$262,804	$950,304
	2007	$493,700	$426,850	$589,817	$1,510,367
Michaél Køehn Milland	2008	$530,880	$66,360	$126,836	$724,076
	2007	$221,200	$100,680	$—	$321,880
Anthony W. Boor	2008	$450,000	$112,500	$215,019	$777,519
	2007	$375,000	$300,000	$1,020,421	$1,695,421
Steven E. Fivel	2008	$425,000	$106,250	$203,084	$734,344
	2007	$375,000	$300,000	$470,921	$1,145,921
R. Bruce Thomlinson(3)	2008	$437,120	$109,280	$265,211	$811,611
	2007	$538,857	$357,018	$581,049	$1,476,924
John Alexander Du Plessis Currie	2008	$475,000	$118,750	$226,965	$820,715
	2007	$434,000	$307,000	$529,970	$1,270,970

(1)	Includes performance-based bonuses that were earned under our executive bonus program. In addition, 2007 includes cash discretionary bonuses for all named executive officers except for Mr. Laikin.

(2)	Includes the grant date fair value of restricted stock units granted under our executive equity program. In addition, 2007 includes the grant date fair value of discretionary grants of restricted stock units granted in February 2008 in recognition of operating performance and results for 2007.

(3)	Except for stock compensation expense, Mr. Thomlinson is paid in Australian dollars. The amounts paid to him are reported in this table in U.S. dollars and for 2008 were calculated based on an exchange rate of 0.6907 Australian dollars to one U.S. dollar in effect on December 31, 2008. The 2007 U.S. dollar amounts reported in the table for Mr. Thomlinson were calculated based on an exchange rate of 0.8752 Australian dollars to one U.S. dollar in effect on December 31, 2007.
           Taking these economic conditions into consideration, as well as the company’s evaluation of its performance, the compensation committee, at the request of the company’s executive management, made significant reductions in the overall compensation payable to executives for 2009. Management also instituted similar compensation reductions throughout the organization. For the chief executive officer, the other named executive officers and other senior executive officers, the committee took the following actions in early 2009:
•	determined not to make any merit or other increases to 2008 base salaries; and

•	determined that no cash bonuses would be paid with respect to 2009.
     General
          The board’s compensation and human resources committee, also referred to as the “compensation committee,” evaluates and approves compensation for our officers. As part of its responsibilities, the compensation committee approves and administers cash incentives, equity compensation, retirement, and benefit programs.
          The discussion and analysis that follows includes sections related to:
•	the objectives of our compensation program;

•	the forms of compensation comprising our executive compensation program;

•	the compensation committee’s process for determining compensation for each of our chief executive officer and chief financial officer and the other officers named in our summary compensation table, referred to throughout this proxy statement as our “named executive officers;” and

•	determinations made by our compensation committee with respect to the various components of our named executive officers’ compensation for 2008.
     Objectives of our compensation program
          We offer an executive compensation program that aligns executives’ financial incentives with our strategic direction and corporate values. Our program is designed to attract and retain key talent needed to manage and grow our business and enhance shareholder value. Our executive compensation program includes both cash (base pay and short-term incentive) and non-cash (equity long-term incentive) components.
          In keeping with this executive compensation philosophy, our overall compensation program with respect to our named executive officers is designed to achieve the following objectives:
•	to provide our named executive officers with base salaries in the aggregate near the median of the relevant external market comparator group, recognizing that individual base salaries will vary above and below that level, reflecting individual job performance, including results and behaviors, as well as skills, experience and length of tenure in position;

•	to provide an opportunity for the total cash compensation paid to our executive officers to significantly exceed the market median when exceptional individual and business performance is achieved;

•	to link a portion of the compensation of these officers with the achievement of our overall performance goals, to ensure that individual performance is directed towards the achievement of our collective goals;

•	to enhance alignment of individual performance and contribution with long-term shareholder value and business objectives by providing equity awards through our 2004 Long-Term Incentive Plan, also referred to as our “2004 Plan;”

•	to motivate and incentivize our named executive officers to continually contribute superior job performance throughout the year;

•	to retain the services of named executive officers so that they will continue to contribute to and be a part of our long-term success; and

•	to encourage the ongoing career development of our executives and other employees.
     Forms of compensation comprising our executive compensation program
          We may provide our named executive officers with some or all of the following forms of compensation:
•	Base salaries. Base salary represents cash amounts paid during the fiscal year to named executive officers as direct compensation for their services to us. Base salaries and base salary increases are used to reward superior individual job performance on a day-to-day basis during the year and to encourage continued superior job performance. Base salaries and base salary increases also recognize the overall skills, experience and tenure in position of each named executive officer.

•	Performance-based cash bonuses under our annual executive bonus program. Each year our compensation committee adopts, and routinely reviews the design of, an executive bonus program which provides our named executive officers and certain other key employees with the opportunity to earn a cash bonus payment if specific pre-determined financial and strategic performance measures are attained. We use these cash bonuses to reward named executive officers for their short-term contributions to our performance, as measured by our ability to achieve specified financial and strategic targets within our annual operating plan.

•	Discretionary cash-based bonuses. In addition to performance-based cash bonuses earned under our annual executive bonus program, the compensation committee may also choose to award discretionary cash bonuses to certain named executive officers and certain other key employees based on both their individual performance and our overall performance.

•	Performance-based grants of equity compensation under our annual executive equity program. Each year we primarily use performance-based equity grants under our 2004 Plan to ensure focus on key financial and strategic objectives. These awards recognize the named executive officers for their contributions to our overall corporate performance, as measured by our ability to achieve specified financial and strategic performance measures within our overall operating plan. Performance based grants of equity compensation are subject to forfeiture, in whole or in part, if we do not achieve these pre-established performance measures. Those equity awards that are no longer subject to forfeiture vest in three equal annual installments subject to, and in accordance with our 2004 Plan and any agreement entered into between us and the grantee. These awards can take the form of options, restricted stock units and restricted stock awards. Each restricted stock unit entitles the holder to receive one share of our common stock upon the vesting date. A restricted stock award entitles the holder to receive shares of our common stock upon the grant date, which remain subject to the restrictions set forth in a restricted stock agreement. Unlike restricted stock units, shares of restricted stock are considered issued and outstanding immediately upon the date of grant. Since 2006, all of our performance-based equity grants to our named executive officers have been made in restricted stock units.

•	Discretionary grants of equity compensation. The compensation committee may also determine, on a case-by-case basis, if any additional equity grants are warranted due to individual or company performance or for motivation or retention reasons. These awards can take the form of options, restricted stock units and restricted stock awards and are also made under our 2004 Plan.

•	Initial equity grant upon being hired or appointed. Initial grants of restricted stock units under our 2004 Plan may be made when an executive officer is hired or otherwise becomes a named executive officer. Such grants enable us to reward existing executive officers upon promotion to higher levels of management and to recruit new executives. Initial equity grants are determined based on overall market data, as well as comparisons to our other executives’ similar grants or holdings, and are usually recommended by Robert J. Laikin, our chief executive officer, with approval by the compensation committee or the full board of directors. Because these initial grants are structured as an incentive for employment, the amount of these grants may vary depending on the particular circumstances of the named executive officer.

•	Post-termination compensation. We do not offer any pension plan to our named executive officers aside from complying with statutory provisions in the different jurisdictions in which we operate around the world. We do, however, offer all our U.S.-based employees, including our U.S.-based named executive officers, the opportunity to participate in our ERISA-qualified 401(k) Plan. All U.S.-based named executive officers are eligible to participate in this 401(k) Plan and to receive a company match, subject to plan requirements and contribution limits established by the Internal Revenue Service. While we do not offer a qualified pension plan, four of our named executive officers have individual supplementary post-termination compensation arrangements. In the case of Mr. Køehn Milland, the company makes an annual contribution equal to 6.6% of his base salary to a privately held and managed pension plan. In addition, three of our named executive officers have Supplemental Executive Retirement Plan agreements, referred to as “SERPs,” which will provide these executives with a ten-year benefit upon the latter of employment termination or achieving a specified age. Additionally, pursuant to our employment agreements with our named executive officers, they are each entitled to certain cash payments, and the acceleration of certain of their equity awards, upon a change of control when a change in employment status occurs.

•	Other benefits. We generally do not offer perquisites to our named executive officers; we do, however, provide them with certain other benefits. These include payments of life insurance premiums, payments of long-term disability insurance premiums, company match in the 401(k) plan and employer contributions toward group medical insurance.
     Process for determining named executive officer compensation
          As part of its ongoing duties, the compensation committee continually reviews its use of tools, consultants and the composition of the comparator group to ensure that the overall processes, data and analyses with which it works are up to date and relevant.
          Approvals. The approval levels for our compensation program are as follows:
•	for the compensation level of Mr. Laikin, our chief executive officer, the compensation committee determines a recommendation for subsequent approval by the full board of directors; and

•	for the compensation levels of each of the individuals reporting directly to Mr. Laikin including our named executive officers, our chief executive officer, Mr. Laikin, supported by our senior vice president of global human resources, Annette Cyr, provides input and recommendations to the compensation committee; The compensation committee approves and recommends that the board approve the compensation for these individuals. Mr. Laikin and Ms. Cyr also review the total compensation amounts of all of the named executive officers except Mr. Laikin; and

•	for the compensation levels of each of the company’s officers (other than our named executive officers) as defined in Section 16 of the Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder, the compensation committee or full board of directors must approve each recommendation.
          Competitive positioning. The compensation committee has developed a comparator group of other companies for use as a benchmarking reference group. The comparator group was initially determined as part of an executive compensation analysis conducted for our compensation committee by Hewitt Associates LLC (“Hewitt”) in 2004 and has been updated each year since. Hewitt acts as an independent compensation consultant to the compensation committee. The scope of Hewitt’s engagement is to provide a comparator group against which to analyze our compensation packages in relation to companies similarly situated to us and to determine the economic value of our equity awards for purposes of compensation benchmarking. The compensation committee then considers these analyses and insights when determining compensation.

          We believe that Hewitt is independent because it is and was engaged by the compensation committee itself. Prior to first being hired by the compensation committee in 2004, Hewitt had provided no products or services to us or any of our subsidiaries, and, since such time, we have (in addition to the consulting services it provides to our compensation committee) purchased only a small number of online tools from Hewitt. The Hewitt executive compensation team was neither involved with nor informed of these purchases.
          Many of the constituents of the comparator group are distribution and logistics companies and retailers with focus areas and revenues similar to ours. The comparator group also includes some companies that are larger or smaller than us but which we believe to have similar business models. In accordance with its usual methodology, Hewitt uses a regression analysis to normalize for these differences within our comparator group.
          The companies comprising the Hewitt comparator group that the compensation committee considered when determining 2008 compensation are:

ALLTEL Corporation	Imation
Ametek, Inc	Ingram Micro
Arrow Electronics, Inc.	L-3 Communications Corporation
Avaya Inc.	Rockwell Automation
CDW Corporation	Solectron Corporation
Ceridian Corporation	The ServiceMaster Company
Convergys Corporation	Tech Data Corporation
DST Systems, Inc.	Teradyne, Inc.
Global Payments Inc.	United Stationers
Graphic Packaging Corporation	W.W. Grainger, Inc.
          In addition to Hewitt, the compensation committee also engaged Mercer Human Resources Consulting (“Mercer”) as an executive compensation consultant beginning in 2006 as an additional source of data and to provide further validation of the overall competitiveness of our executive compensation program. We believe that Mercer is independent because it was retained directly by the compensation committee and has not performed any other human resource consulting for us except that we have purchased some basic online compensation tools from Mercer. The committee believes Mercer adds dimension to the committee’s analysis, because unlike Hewitt, which uses a regression analysis, Mercer uses both direct proxy analysis as well as survey data for a custom peer group which is focused on technology, telecommunications and business services organizations with a comparable target revenue scope, industry classification and asset turnover. The companies comprising the Mercer comparator group are:

Anixter International Inc,	Jabil Circuit Inc.
Arrow Electronics Inc.	PC Connection Inc.
Commscope Inc.	Scansource, Inc.
Handleman Co.	Source Interlink Companies, Inc.
Harris Corp.	Synnex Corp.
Ingram Micro Inc.	Tessco Technologies Inc.
Insight Enterprises Inc.	W.W. Grainger, Inc.
          Factors considered and reviewed. In performing its duties, the compensation committee takes into account the data and analysis provided by Hewitt and Mercer, as well as several other factors. The compensation committee considers the individual job performance of each named executive officer, including results achieved and behaviors demonstrated. The compensation committee also considers our overall performance. Relative individual tenure in position is taken into account, and relative internal equity among the named executive officers is also considered. Periodic review of “tally sheets” showing all elements of compensation for each named executive officer is conducted. Ultimately, the compensation committee members take into account all of these factors and data, and apply their own professional judgment in determining their recommendations and decisions on compensation.
          Each of the components of compensation is considered as part of the total compensation amount and serves to meet one or more of our compensation objectives.
          We have established a total compensation amount that, in aggregate among all executives, is at or slightly below the 50th percentile of the relevant comparator data prepared by Hewitt and Mercer. More emphasis is placed on the variable components of compensation, comprised of annual bonus and long-term incentive compensation, so that a greater portion of total pay is “at risk,” based on performance. We believe the combination of competitive base salaries and opportunity to exceed the market median if performance warrants, yields a conservative but attractive compensation program that aids us in the attraction, retention and motivation of highly qualified executive personnel.
          Timing and procedures. Each year, the compensation committee conducts several meetings in person and telephonically to review and consider executive compensation including external and internal data and analyses. With regard to structuring 2008 executive compensation, the committee began meeting in July 2007 and concluded in February 2009 to make its final determinations. The compensation committee finalizes its compensation decisions on all elements of compensation during the first quarter following the end of the fiscal year, generally at its February meeting. Making compensation decisions at this point allows the compensation committee not only to consider compensation survey data, but also to consider total annual performance against both financial and strategic performance measures. The February meeting is generally scheduled to coincide with a full meeting of the entire board of directors, and generally follows our quarterly and annual earnings release.
     Determinations made with respect to executive compensation in and for 2008
          Base salaries
          In February 2008, the compensation committee, taking into account all of the factors noted above and considering the recommendations of Robert J. Laikin, our chief executive officer, and Annette Cyr, our senior vice president of global human resources, approved increases in the base salaries of our named executive officers as follows:

	2007	2008	Change	Change
Named executive officer	Base Salary	Base Salary	Amount	%
J. Mark Howell	$493,700	$550,000	$56,300	11.4%
Michaél Køehn Milland	$530,880	$530,880	$—	N/A
Anthony W. Boor	$375,000	$450,000	$75,000	20.0%
Steven E. Fivel	$375,000	$425,000	$50,000	13.3%
R. Bruce Thomlinson	AUD 614,432	AUD632,865	AUD18,433	3.0%
John Alexander Du Plessis Currie	$434,000	$475,000	$41,000	9.4%
          In addition, the compensation committee on its own and taking into account all of the factors described above, developed a recommendation that was subsequently approved by our board of directors regarding an increase in base salary for Robert J. Laikin, our chief executive officer, as follows:

	2007	2008	Change	Change
Named executive officer	Base Salary	Base Salary	Amount	%
Robert J. Laikin	$800,000	$900,000	$100,000	12.5%
          Performance-based cash bonuses under our annual executive bonus programs
          In February 2008 the compensation committee approved our 2008 executive bonus program, which established performance measures consisting of a financial target (adjusted income from continuing operations) weighted at 50% and certain strategic objectives (four specific equally weighted measures associated with implementation of our long range business strategy) which, in the aggregate, were also weighted at 50%. Under the 2008 executive bonus program, the target cash bonus established for Mr. Laikin was 100% of his 2008 base salary and the target bonus established for each of our other named executive officers was 50% of his respective 2008 base salary except for Mr. Milland for whom a target bonus of 25% was established.
          In determining the specific performance measures to incorporate into the 2008 executive bonus program, we relied heavily on both our annual operating plan and our overall business strategy. We believe that these performance measures appropriately balanced shorter-term operational goals with long-term strategic imperatives and are attainable with “stretch efforts.” In analyzing our executive compensation programs, we estimated that the performance measures could be achieved approximately two-thirds of the time based upon recent company performance.
          The strategic performance measures associated with the 2008 executive bonus program were selected for focus because they are instrumental in driving our long-term strategy. These measures fit into the following categories:
a)	Build/enhance supplier relationships

b)	Brand equity/customer commitment

c)	Bridge differences and create common culture critical to long-term success

d)	Review and update the company’s long-term strategy and present it to the board of directors for approval.
          After the end of the fiscal year, the committee reviews the company’s actual performance against each of the financial and strategic performance measures established at the outset of the year by the committee and approved by the board.
          The predetermined financial measure for 2008 was Adjusted Income from Continuing Operations of $1.00 per share. In February 2009, the compensation committee determined that this measure was not met, but that each of the strategic performance measures under the 2008 executive bonus program were achieved or exceeded. Accordingly, each of the named executive officers participating in the 2008 program received a cash bonus equal to fifty percent (50%) of his respective target bonus.
          Discretionary cash-based bonuses
          The compensation committee believes that discretionary cash bonuses were neither warranted nor appropriate for 2008, and thus none were recommended nor approved.

          Performance based equity awards under our annual executive bonus program
          In February 2008, the compensation committee adopted our 2008 executive equity program and, in accordance with that program, granted performance-based restricted stock units under our 2004 Plan to each of our named executive officers, including our chief executive officer. These grants were subject to forfeiture, in whole or in part, prior to the first anniversary of the grant if we did not achieve the same pre-established financial and strategic measures that were used in determining the performance-based cash bonuses under our 2008 executive bonus program discussed above.
          Under the 2008 executive equity program, the number of restricted stock units that each named executive officer was granted, and was thus eligible to earn, was based on a percentage of his base salary, as follows: for Mr. Laikin — 125%; for each of Messrs. Boor, Howell, Fivel, Thomlinson and Currie — 100%; and for Mr. Køehn Milland – 50%. The number of restricted stock units for these grants was calculated for each named executive officer by dividing the dollar value of the applicable percentage of his base salary by the per share closing price of our common stock on February 13, 2008, the day immediately prior to the date of the contingent award.
          In February 2009, the compensation committee determined that the 2008 predetermined financial performance measure relating to adjusted income from continuing operations was not met but that each of the 2008 strategic performance measures had been achieved or exceeded and that fifty-percent (50%) of the restricted stock units granted had thus been earned by our executive officers. These earned restricted stock units commenced vesting in three equal annual installments in February 2009.
          Discretionary grants of equity compensation. The compensation committee believes that discretionary grants of equity compensation were neither warranted nor appropriate for the named executive officers for 2008, and thus none were recommended nor approved. The committee did approve small grants of restricted stock units for certain other key employees, for purposes of individual reward and retention.

		2008
	2008	RSUs Earned
	Cash Bonus	under 2008 Equity
Named executive officer	Earned	Program

Robert J. Laikin	$450,000	48,913
J. Mark Howell	$137,500	23,913
Michaél Køehn Milland	$66,360	11,541
Anthony W. Boor	$112,500	19,565
Steven E. Fivel	$106,250	18,478
R. Bruce Thomlinson	AUD158,216	24,132
John Alexander Du Plessis Currie	$118,750	20,652
          Based on our comparator group review, Mr. Laikin’s total compensation at target ($2,925,000) and actual payments received during 2008 were below the aggregate median of the comparator group. This is primarily due to long-term incentive compensation which, at target, is currently well below the market median. As shown in the tabulation summary on page 18 at the beginning of this section, the compensation paid to Mr. Laikin for 2008 is also well below that of previous years, reflecting the company’s performance in 2008. In the aggregate, the total compensation of all named executive officers is at the market median, with some individual variance around the median based upon job performance, skills, experience and length of tenure in position.
          The compensation committee considered internal comparisons with our other senior executives when setting Mr. Laikin’s compensation. Mr. Laikin’s total compensation, assuming all of his targets are met, is roughly double that of the next most highly compensated named executive officer. We believe this is justified because of his strong job performance as chief executive officer as well as his role as founder of our organization.
          Post-termination compensation
          Post-retirement compensation. All U.S.-based named executive officers are eligible to participate in our ERISA-qualified 401(k) Plan and to receive a company match, subject to plan requirements and contribution limits established by the IRS. The 401(k) Plan provides a matching benefit of $0.50 per each dollar invested to a maximum of six percent of base salary, subject to these limitations. In 2006, 2007 and 2008, named executive officers and other “highly compensated employees” as defined by the IRS were subject to contribution and matching limitations based upon required annual non-discrimination testing. During 2008, the named executive officers were each allowed to contribute a maximum of $11,029 to the 401(k) Plan and receive a matching contribution from us of up to $5,515.
          In 2005, we entered into supplemental executive retirement plan agreements, referred to as SERP agreements, with each of Robert Laikin, Mark Howell and Steven Fivel. The payments under the SERP agreements will be made on an annual basis beginning on the later of the individual’s termination date (other than termination for “cause”), or the attainment of age 50, 53 or 55 for Messrs. Laikin, Howell or Fivel, respectively, for a period of ten years or until such individual’s death, if earlier. If Mr. Laikin, Howell or Fivel is terminated for cause, then the benefit would not commence for that executive until he reached the age of 62 for a period of ten years or until such individual’s death, if earlier. The benefit is an annual payment equal to a certain percentage of average base salary and is subject to a limit, referred to as the “cap amount.”
          Assuming annual salary increases of 3% per year, the anticipated payments would reach the cap amount and would be paid in approximately the following amounts: $496,000 per year to Mr. Laikin beginning on the later of termination or age 50; $344,000 per year to Mr. Howell beginning on the later of termination or age 53; and $229,000 per year to Mr. Fivel beginning on the later of termination or age 55, in each case for a period of ten years or until such individual’s death, if earlier. Payment under the amended and restated SERP agreements is contingent upon termination of service.
          The compensation committee believes that these SERP benefits are reasonable and recognize the long-term contributions of these three named executive officers.
          Pursuant to Mr. Køehn Milland’s employment agreement, the company makes an annual contribution equal to 6.6% of Mr. Køehn Milland’s base salary to a private pension plan maintained and managed by Mr. Koehn Milland. These contributions are taxable income to Mr. Koehn Milland. The company has no further pension liability to Mr. Køehn Milland.
          Change of control agreements, severance arrangements. We have entered into employment agreements with each of our named executive officers, which are described below under the heading “Employment agreements with named executive officers.” Under these employment agreements, each of our named executive officers is entitled to severance payments upon the termination of their employment under certain circumstances, including, in each case, in the event we terminate their employment in breach of the employment agreement (other than for cause or disability) after a change of control. In addition, some of the agreements with our named executive officers provide for accelerated vesting of their stock options and or restricted stock awards upon the termination of their employment under certain circumstances. These potential change of control and severance payments are detailed in the “Potential payments upon termination or change of control” section below. We believe that these arrangements enhance our ability to retain superior executive talent and, if a change of control were to occur, to retain our top executives through a period of uncertainty, keep our management team intact, preserve the neutrality of the management team in negotiating and executing a transaction and keep the management team focused on the best interests of the shareholders, rather than their own job security.
          Other benefits
          During 2008, our named executive officers received, to varying degrees, a limited amount of other benefits that we paid on their behalf or for which we provided reimbursement. These benefits included the following:
•	payments of life insurance premiums. We continued to provide all U.S.-based named executive officers and other executives with a group life insurance plan at no cost. The life insurance plan provides a benefit of two times the executive’s annual base salary up to a maximum of $400,000 in the event of the death of the plan participant. This plan also provides an accidental death and dismemberment benefit with a maximum possible benefit equal to that of the life insurance benefit. In addition, Mr. Currie participates in a plan in the United Arab Emirates with a benefit of $250,000 in the event of death;

•	payments of long-term disability insurance premiums. We continued to provide all of our U.S.-based named executive officers, other U.S.-based executives and other key employees with a group long-term disability plan that provides a benefit in the event of the plan participant’s disability equal to two-thirds of the participant’s pre-disability income, up to a maximum of $12,000 per month;

•	employer contributions toward group medical insurance. We continued to provide all of our U.S.-based named executive officers and other U.S.-based executives and employees with a group medical insurance program that provides both preventive and catastrophic benefits. Benefits offered to employees outside of the United States vary by local practice and statutory requirements in each of the jurisdictions in which we operate
     Tax matters
          Section 162(m)
          Our policy is to maximize the tax deductibility of compensation paid to our most highly compensated executives under Section 162(m) of the Internal Revenue Code and related regulations, and our shareholders have approved our 2004 Long-Term Incentive Plan under which all forms of equity based compensation are made. We may, however, authorize payments to our named executive officers that may not be fully deductible if we believe such payments are in our shareholders’ interests. All performance-based restricted stock unit awards have been structured to qualify as performance-based compensation exempt from the limitations on deductibility imposed by Section 162(m).
          Sections 280G and 4999
          The employment agreements for Messrs. Laikin, Howell, Fivel and Boor provide for tax protection on severance payments resulting from a change of control in the form of a gross up payment to reimburse the executive for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change of control. A payment as a result of a change of control must exceed three times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount.
          Section 409(A)
          On December 18, 2008, the compensation committee approved amendments to our 2004 Plan to conform the 2004 Plan to Section 409A of the Internal Revenue Code, referred to as Section 409A. Specifically, the 2004 Plan was amended so that the definition of Change of Control with respect to the vesting of restricted stock units now conforms to the Section 409A definition. In addition, the compensation committee approved amendments to the employment agreements of Messrs. Laikin, Boor, Howell, Milland, and Fivel to conform those agreements to Section 409A. Specifically, each employment agreement has been amended to specify that severance amounts payable by us, which are not exempt from Section 409A, will be further deferred for six months following that executive’s separation from service with us.
Report of compensation committee on compensation analysis and discussion
     The information contained in this Compensation and Human Resources Committee Report is not “soliciting material” and has not been “filed” with the SEC. This report will not be incorporated by reference into any of our future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we may specifically incorporate it by reference into a future filing.
     The compensation and human resources committee has reviewed and discussed the section in this proxy statement entitled “Executive Officers — Compensation discussion and analysis” with Brightpoint’s management. Based on this review and these discussions, the compensation and human resources committee recommended to Brightpoint’s board of directors that this “Compensation discussion and analysis” section be included in Brightpoint’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in this proxy statement.
COMPENSATION AND HUMAN RESOURCES COMMITTEE
  Eliza Hermann, chair
  Jan Gesmar-Larsen
  Jerre L. Stead

2008 Summary Compensation Table
          The following table discloses for the fiscal year ended December 31, 2008 the compensation for the person who served as our chief executive officer, the person who served as our chief financial officer and our other named executive officers.

							Change in
							Pension Value
							and Non-
						Non-equity	Qualified
				Stock	Option	Incentive Plan	Deferred	All Other
				Awards	Awards	Compensation	Compensation	Compen-
Name	Year	Salary	Bonus	(1)	(2)	(3)	Earnings (4)	sation (5)	Total
Robert J. Laikin Chairman of the Board and Chief Executive Officer	2008	$900,000	—	$1,493,393	$5,855	$450,000	$351,643	$15,319	$3,216,210
	2007	$800,000	—	$1,220,495	$69,079	$800,000	$230,713	$9,719	$3,130,006
	2006	$750,000	—	$888,301	$265,324	$750,000	$154,686	$8,112	$2,816,423

J. Mark Howell Co-chief Operating Officer and President, Americas Division	2008	$550,000	—	$749,501	$2,933	$137,500	$137,711	$12,210	$1,589,855
	2007	$493,700	$180,000	$648,878	$34,589	$246,850	$91,604	$8,669	$1,704,290
	2006	$455,000	—	$423,288	$132,775	$227,500	$63,288	$8,112	$1,309,963

Michaél Køehn-Milland Co-chief Operating Officer and President, International Operations	2008	$530,880	—	$37,148	—	$66,360		$190,467	$824,855
	2007	$221,200	$67,500	—	—	$33,180	—	$77,136	$399,016

Anthony W. Boor Executive Vice President, Chief Financial Officer and Treasurer	2008	$450,000	—	$502,777	$1,501	$112,500		$14,043	$1,080,821
	2007	$375,000	$112,500	$282,983	$16,738	$187,500	—	$8,369	$983,090
	2006	$350,000	—	$159,863	$42,347	$175,000	—	$7,972	$735,182

Steven E. Fivel Executive Vice President, General Counsel and Secretary	2008	$425,000	—	$462,848	$2,454	$106,250	$103,811	$14,013	$1,114,376
	2007	$375,000	$112,500	$388,843	$30,373	$187,500	$78,744	$8,294	$1,181,254
	2006	$360,000	—	$265,385	$123,295	$180,000	$55,081	$8,112	$991,873

R. Bruce Thomlinson (6) President, Asia Pacific, Middle East and Africa	2008	$437,120	—	$561,892	$2,933	$109,280		$8,979	$1,120,204
	2007	$538,857	$87,517	$469,235	$34,589	$269,501	—	$11,103	$1,410,802
	2006	$465,905	—	$308,155	$132,775	$232,952	—	$9,895	$1,149,682

John Alexander Du Plessis Currie Executive Vice President, Chief Information Officer	2008	$475,000	—	$733,410	—	$118,750		$73,637	$1,400,797
	2007	$434,000	$90,000	$621,345	—	$217,000	—	$58,182	$1,420,527
	2006	$400,000	—	$419,644	—	$200,000	—	$253,011	$1,272,655

(1)	Represents the dollar amounts recognized for financial statement reporting purposes during the relevant fiscal year with respect to shares of restricted stock and restricted stock units, as determined based on a calculation pursuant to SFAS 123R. This compensation cost includes both the amounts recorded as compensation expense in our income statement for the fiscal year as well as amounts earned during the period that are capitalized on our balance sheet. Please refer to Note 2 to our consolidated financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2008 for the relevant assumptions related to the calculation of such value.

(2)	Represents the dollar amounts recognized for financial statement reporting purposes in the relevant fiscal year with respect to options, as determined based on a calculation pursuant to SFAS 123R. Please refer to Note 2 to our consolidated financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2008 for the relevant assumptions related to the calculation of such value.

(3)	Represents performance-based cash bonuses paid in 2009 that were earned in 2008 under our 2008 executive bonus program. In February 2009, the compensation committee determined that the financial measure relating to adjusted income from continuing operations was not met but each of the strategic performance measures under the 2008 executive bonus program were achieved or exceeded. In accordance with the plan, Mr. Laikin received a bonus payment equal to 50% of his 2008 base salary, and the other named executive officers each received a bonus payment equal to 25% of his respective 2008 base salary, except for Mr. Køehn Milland, who received a bonus payment equal to 12.5% of his base salary.

(4)	Figure represents the present value of SERP benefit as calculated by Mercer Human Resources Consulting. Retirement is assumed to occur at the plan’s unreduced retirement age of 62 and paid in the form of a temporary life annuity for not more than ten years. The present values for December 31, 2008 and December 31, 2007 were determined using a discount rate of 5.50% and 5.75%, respectively.

(5)	Includes life and long-term disability insurance premiums paid by us and 401(k) matches or statutory superannuation payments made by us. For Mr. Køehn Milland, this amount includes relocation and expatriate benefits associated with his relocation from Denmark to Indianapolis including housing, education expenses for his children and a general expatriate allowance in exchange for certain other benefits he was previously eligible to receive in Denmark. For Mr. Currie, this amount represents the change in the accrued value of a gratuity program in which Mr. Currie participates in accordance with the laws of the United Arab Emirates (where he lives), whereby upon his termination he will be entitled to a benefit that reflects his salary and years of service in the United Arab Emirates as well as premiums for life and medical insurance offered to staff in the United Arab Emirates.

(6)	Except for stock compensation expense, which is calculated in accordance with SFAS 123R, Mr. Thomlinson is paid in Australian dollars. The amounts paid to him are reported in this table in U.S. dollars and for 2008 were calculated based on an exchange rate of 0.6907 Australian dollars to one U.S. dollar in effect on December 31, 2008. The 2007 U.S. dollar amounts reported in the table for Mr. Thomlinson were calculated based on an exchange rate of 0.8752 Australian dollars to one U.S. dollar in effect on December 31, 2007. The 2006 U.S. dollar amounts reported in this table for Mr. Thomlinson are based on an exchange rate of 0.7886 Australian dollars to one U.S. dollar.

2008 Grants of Plan-Based Awards
          The following table discloses for the periods presented the grants of awards made to the named executive officers during our fiscal year ended December 31, 2008 under any of our plans:

								All Other
								Stock
								Awards:
								Number	Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			of Shares	Fair Value of
	Grant	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			or Stock	Restricted
Name	Date	Threshold	Target(1)	Maximum	Threshold	Target(1)	Maximum	or Units(3)	Stock Units

Robert J. Laikin	02/14/08	N/A	$900,000	N/A	N/A	97,826	N/A	—	$1,075,108
	02/14/08							86,957	$955,657
J. Mark Howell	02/14/08	N/A	$275,000	N/A	N/A	47,826	N/A	—	$525,608
	02/14/08							8,696	$95,569

Michaél Køehn Milland	02/14/08	N/A	$132,720	N/A	N/A	23,082	N/A	—	$253,671
Anthony W. Boor	02/14/08	N/A	$225,000	N/A	N/A	39,130	N/A		$430,039
	02/14/08							58,696	$645,069
Steven E. Fivel	02/14/08	N/A	$212,500	N/A	N/A	36,957	N/A	—	$406,157
	02/14/08							8,696	$95,569

R. Bruce Thomlinson(2)	02/14/08	N/A	$218,560	N/A	N/A	48,263	N/A	—	$530,410
	02/14/08							8,696	$95,569

John Alexander Du Plessis Currie	02/14/08	N/A	$237,500	N/A	N/A	41,304	N/A	—	$453,931
	02/14/08							8,696	$95,569

(1)	The targeted cash bonuses under our 2008 executive bonus program were 100% of base salary for Mr. Laikin and 50% of base salary for each of the other participating named executive officers except Mr. Milland who had a 25% cash bonus opportunity. The targeted equity incentives under our 2008 executive equity program administered under our 2004 Long-Term Incentive Plan was 125% of base salary for Mr. Laikin and 100% of base salary for each of the other named executive officers except for Mr. Køehn Milland who had a 50% equity opportunity under the 2008 executive equity program. The number of restricted stock units for these grants was calculated for each named executive officer by dividing the dollar value of the applicable percentage of his base salary by the per share closing price of our common stock on February 13, 2008, the day immediately prior to the date of the contingent award. In February 2009, the compensation committee determined that one-half of the performance measures under the 2008 executive equity incentive program were achieved, and therefore only fifty-percent of the target cash and equity awards were earned.

(2)	Mr. Thomlinson is paid in Australian dollars. The cash amounts paid to him are reported in this table in U.S. dollars and were calculated based on an exchange rate of 0.6907 Australian dollars to one U.S. dollar in effect on December 31, 2008.

(3)	In February 2008, the compensation committee also approved and recommended that the board approve and the board of directors approved, discretionary grants of equity compensation, in the form of restricted stock units, under our 2004 Long-Term Incentive Plan to each of our named executive officers, except for Mr. Køehn Milland. The compensation committee determined the additional discretionary equity awards were warranted because of our strong operating performance and results in 2007, the significant growth in scale, scope and geographic footprint of the company in 2007, and the significant efforts of management toward integrating the CellStar and Dangaard Telecom operations we acquired, while continuing to focus on executing our operating plan. Further, the compensation committee recognized the need to further reward, motivate and retain certain key executives.

Narrative to summary compensation table and plan-based awards table
     Employment agreements with named executive officers
          Certain defined terms
          We have entered into employment agreements with each of our named executive officers, all of which are described below. When used in those agreements, the following terms (except as described below with respect to the use of the term “cause” in the agreements of Messrs. Thomlinson and Currie and Mr. Køehn Milland) have the following meanings:
          “Good reason” is defined as:
•	any limitation upon or change to the employee’s duties or reporting obligations,

•	any failure by us to comply with our material obligations under the employment agreement, or

•	the failure of any successor to our business to assume the employment agreement upon succession.
          A “change of control” shall be deemed to occur, unless previously consented to in writing by the respective employee, upon the occurrence of any of the following:
•	individuals who as of the date of the agreement constituted our then current board of directors cease to constitute a majority of our board;

•	subject to certain specified exceptions, the acquisition, by any person or entity not affiliated with the respective employee or us, of beneficial ownership of 15% or more of our voting securities;

•	the commencement of a proxy contest against management for the election of a majority of our board of directors if the group conducting the proxy contest owns, has or gains the power to vote at least 15% of our voting securities;

•	the consummation under certain conditions by us of a reorganization, merger or consolidation or sale of all or substantially all of our assets to any person or entity not affiliated with the respective employee or us; or

•	our complete liquidation or dissolution.
          “Cause” is defined as:
•	the willful and continuous failure of the employee to substantially perform his required duties;

•	the employee’s willful criminal misconduct (including embezzlement and criminal fraud) that is materially injurious to us; or

•	the conviction of the employee of a felony.
          Under our employment agreements with Messrs. Thomlinson and Currie, “cause” is defined as follows:
•	the employee’s failure to perform any or all of his duties under the employment agreement after reasonable notice from us to him to rectify any such failure;

•	the employee’s engagement in misconduct that is detrimental or injurious to us, monetarily or otherwise;

•	the employee being charged with an indictable offense; or

•	the employee’s violation of our policies and procedures.
          Under the agreement with Mr. Thomlinson, however, with respect to a failure to perform any or all of his duties under the agreement, Mr. Thomlinson’s failure must relate to a material duty.

          Under our employment agreement with Mr. Køehn Milland, “cause” is defined as follows:
•	the employee’s failure to perform his duties under the employment agreement after reasonable notice from us to him to rectify any such failure;

•	the engaging by the employee in misconduct which is injurious to us, monetarily or otherwise;

•	the conviction of the employee of a felony and the expiration of the time to appeal such conviction; or

•	if at any time that our securities are listed on a stock exchange, the employee commits any violation of, or fails to comply with, any securities law.
          Messrs. Laikin’s and Howell’s agreements
          Originally effective in 1999, we have entered into five-year “evergreen” employment agreements with each of Messrs. Laikin and Howell, which are automatically renewable for successive one-year periods. Currently, these agreements provide for an annual base compensation in 2008 of $900,000 and $550,000, respectively, and such bonuses as our board of directors may from time to time determine. If we provide the employee with notice of non-renewal or that we desire to terminate the agreement without cause, there is a final five-year term commencing on the date of such notice. The employment agreements provide for employment on a full-time basis and contain a provision that the employee will not compete or engage in a business competitive with our business during the term of the employment agreement and for a period of two years thereafter.
          The employment agreements also provide for severance payments if the employee’s employment is terminated
•	by him, without good reason, within 12 months after a change of control,

•	by him, for good reason, prior to and not as a result of a change of control, or

•	by us, other than for disability or cause, prior to and not as a result of a change of control, equal to (subject to a severance cap of $9.0 million with respect to Mr. Laikin and $4.5 million with respect to Mr. Howell) the greater of (a) $2.25 million for Mr. Laikin and $1.625 million for Mr. Howell and (b) five times the total compensation (including salary, bonus and the value of all perquisites) received from us during the twelve months prior to the date of termination. If after, or as a result of, a change of control, the employee’s employment is terminated either by the employee for good reason or by us other than for disability or cause, the employee will be entitled to receive severance pay (subject to the respective severance cap) equal to ten times the total compensation (including salary, bonus, the value of all perquisites and the value of all stock options granted to the employee) received from us during the twelve months prior to the date of termination. In addition, the vesting of all options and restricted stock awards granted to the employee will be accelerated, so that the options become immediately exercisable and remain exercisable until the earlier of (a) 180 days from the date of the employee’s termination and (b) the expiration of the stock option, and all restricted stock awards immediately vest, when and if (i) a change of control occurs, (ii) we, in breach of the agreement, terminate the employee’s employment other than for disability or cause, or (iii) the employee terminates his employment for good reason.
          Mr. Køehn Milland’s agreement
          We assumed Mr. Køehn Milland’s employment agreement with Dangaard Telecom upon our acquisition of Dangaard Telecom in July 2007. We amended and restated this agreement on substantially the same terms in October 2007, so that the payment obligations are set forth in U.S. dollars. The employment agreement provides for an annual base salary of $530,880 and such increases and bonuses as our board of directors or compensation committee may from time to time determine. The agreement provides that Mr. Køehn Milland is eligible to participate in our annual executive cash and equity bonus programs at a rate of 25% and 50%, respectively, of his annual base salary. The employment agreement provides for employment on a full-time basis and contains a provision that Mr. Køehn Milland will not compete or engage in a business competitive with our business during the term of his employment and for a period of two years thereafter. Mr. Køehn Milland can terminate his employment upon six months written notice. The agreement includes extended notification provisions that was part of his agreement with Dangaard Telecom, pursuant to which if we terminate Mr. Køehn Milland’s employment other than for cause or because of his death or disability, he will receive his base salary, but not bonus, for a period of 60 months; provided, however, that this period decreases by 12 months on each anniversary of our acquisition of Dangaard Telecom until it reaches a minimum level of 24 months.
          Mr. Boor’s agreement
          We also entered into a three-year “evergreen” employment agreement with Mr. Boor which is automatically renewable for successive one-year periods and provided for an annual base compensation in 2008 of $450,000 and such bonuses as our board of directors or the compensation committee of the board may from time to time determine. The employment agreement provides for employment on a full-time basis and contains a provision that Mr. Boor will not compete or engage in a business competitive with our business during the term of the employment agreement and for a period of two years thereafter. If Mr. Boor’s employment is terminated by him for good reason or within 12 months after a change of control or by us other than for disability or cause, Mr. Boor will be entitled to receive severance pay equal to 2.99 times his annual base compensation (excluding any bonus and the value of all perquisites) received from us during the twelve months prior to the date of termination.
          In addition, the vesting of all options granted to Mr. Boor will be accelerated, so that the options become immediately exercisable and remain exercisable until the earlier of (a) 180 days from the date his employment is terminated and (b) the expiration of the stock option, when and if a change of control occurs.
          Mr. Fivel’s agreement
          Originally effective in 1999, we have entered into a three-year “evergreen” employment agreement with Mr. Fivel, which is automatically renewable for successive one-year periods and provided for an annual base compensation in 2008 of $425,000 and such bonuses as our board of directors may from time to time determine. This contract was most recently amended in December 2008. If we provide Mr. Fivel with notice of non-renewal or that we desire to terminate the agreement without cause after January 1, 2010, there is a final three-year term commencing on the date of such notice. Otherwise, the employment agreement provides substantially the same terms as the employment agreements for Messrs. Laikin and Howell, except that if Mr. Fivel’s employment is terminated:
•	by him, without good reason, within 12 months after a change of control,

•	by him, for good reason, prior to and not as a result of a change of control, or

•	by us, other than for disability or cause, prior to and not as a result of a change of control, he will be entitled to receive (subject to a $1.25 million severance cap) the greater of (a) $825,000 and (b) three times the total compensation (including salary, bonus and the value of all perquisites) he received from us during the twelve months prior to the date of his termination. If after, or as a result of a change of control, Mr. Fivel’s employment is terminated either by him for good reason or by us other than for disability or cause, Mr. Fivel will be entitled to receive severance pay equal to six times the compensation

(including, salary, bonus, and the value of all perquisites and the value of all stock options granted to him) received or earned by him from us during the twelve months prior to the date of termination subject to a severance cap of $2.25 million.
          In addition, the vesting of all options and restricted stock awards granted to Mr. Fivel will be accelerated, so that the options become immediately exercisable and remain exercisable until the earlier of (a) 180 days from the date of his termination and (b) the expiration of the stock option, and all restricted stock awards immediately vest, when and if (i) a change of control occurs, (ii) we, in breach of the agreement, terminate his employment other than for disability or cause, or (iii) Mr. Fivel terminates his employment for good reason.
          Mr. Thomlinson’s agreement
          In November 2008, we entered into a new five-year agreement with Mr. Thomlinson, which currently extends through December 31, 2013. As an employee under the new agreement, Mr. Thomlinson has an annual base compensation paid in Australian dollars of AUD 632,865 per annum (which, based on December 31, 2008 exchange rate of AUD 0.6907 to 1.00 United States dollars, is equivalent to USD $437,120). Mr. Thomlinson also is eligible for discretionary bonuses, performance bonuses and participation in the executive bonus plans. From January 1, 2009 through December 31, 2013, Mr. Thomlinson is not entitled to participate in existing or future benefits and plans that we institute, including health benefits. Mr. Thomlinson is entitled to 28 days of unpaid leave; we may require Mr. Thomlinson to take any accrued but untaken annual leave by giving him one month notice. Upon termination as a result of Mr. Thomlinson’s death or for cause, Mr. Thomlinson’s designee or his estate shall receive Mr. Thomlinson’s salary through the date of termination, including any statutory entitlements. If Mr. Thomlinson is terminated for disability, he will receive his salary until the date of such termination, plus one month. During the period of Mr. Thomlinson’s employment, or consultancy, as the case may be and thereafter, he may not divulge any trade secret, industrial process or any information concerning the business or finances of the Company. Mr. Thomlinson is also prohibited, during the term of his employment or consultancy, as the case may be, and for one year thereafter, from competing with us, or taking an action that interferes with our business. After December 31, 2009, we or Mr. Thomlinson may terminate the agreement other than for disability or cause and convert Mr. Thomlinson’s status to that of an independent contractor upon 90 days prior written notice. We may convert Mr. Thomlinson’s status to independent contractor by providing a payment of 90 days remuneration in lieu of notice. If we terminate Mr. Thomlinson in such manner, and Mr. Thomlinson executes a normal release of claim, we shall pay Mr. Thomlinson USD $500,000, less taxes, and we shall engage Mr. Thomlinson as a consultant. If such notice is given, Mr. Thomlinson’s duties as a consultant will not exceed 20 hours per calendar month and the total compensation that Mr. Thomlinson shall receive as a consultant is $200,000 U.S. dollars per calendar year. If Mr. Thomlinson’s status is converted to that of consultant, the term of his engagement as consultant shall be the greater of the remaining years of the agreement or three years. We have the option to extend the term of consultancy for up to two additional years. Any then existing long-term incentive equity grants will continue to vest during the time in which Mr. Thomlinson serves as a consultant.
          Mr. Currie’s agreement
          We have entered into a three-year employment contract with Mr. Currie, which is automatically renewable for a one-year period and provided for an annual base compensation in 2008 of $475,000 and such bonuses as our board of directors or the compensation committee of the board may from time to time determine. The employment agreement provides for employment on a full-time basis and contains a provision that Mr. Currie will not compete in a business competitive with our business during the term of the employment agreement and for a period of one year thereafter. The employment agreement also provides that if Mr. Currie’s employment is terminated by us in breach of this agreement, prior to and not as a result of a change of control, then Mr. Currie is entitled to a termination payment equal to the aggregate emoluments (defined as base salary, bonus and the value of all perquisites, but excluding the value of any equity) he received for the 12-month period ending on the date of termination. If Mr. Currie is terminated other than for death, disability or cause, in breach of this agreement and upon a change of control, we shall pay Mr. Currie a lump sum severance amount on the tenth day following the date of termination, equal to three times the salary received or earned by Mr. Currie under the agreement during the twelve months prior to the termination date (subject to a severance cap of $1.0 million, provided that this maximum amount shall not include statutory entitlements). If Mr. Currie’s employment is terminated for heightened cause, defined in his agreement as being convicted of, or entering a guilty or no contest plea to (i) a crime constituting a felony under the U.S. laws of that is related to our business or Mr. Currie’s employment with us, or (ii) actual or attempted theft, fraud, embezzlement or willful misappropriation of funds against us, then Mr. Currie will forfeit the unvested balance of the 120,000 shares of our restricted stock awarded to him on February 23, 2006 as a material inducement to his employment. These shares vest as to one-eighth of the shares on each of the first eight anniversaries of the date of grant, and the unvested balance as of December 31, 2008 was 90,000 shares. These shares were registered on a registration statement on Form S-3 filed on November 19, 2007.
     On December 18, 2008, the Compensation and Human Resources Committee approved certain amendments to the employment agreements of Messrs. Laikin, Boor, Howell, Milland, and Fivel. The amendments conform those agreements to Section 409A of the Internal Revenue Code. Specifically, each employment agreement has been amended to specify that severance amounts payable by the Company, which are not exempt from Section 409A, will be further deferred for six months following that executive’s separation from service with the Company.
     Executive equity and bonus programs
          2004 Long-Term Incentive Plan
          The equity component of our executive compensation program is derived from our 2004 Long-Term Incentive Plan, which is administered by the compensation committee. Currently our incentive plan enables the compensation committee to grant to our employees, including our named executive officers, the employees of our subsidiaries, our directors, our consultants and other persons who are expected to contribute to our success, the following types of equity awards under the plan:
•	non-qualified incentive stock options,

•	performance units;

•	restricted stock;

•	deferred stock;

•	other stock-based awards (which includes restricted stock units); and

•	cash based awards.
          Prior to 2005, all performance-based equity compensation for named executive officers was issued in the form of stock options. Beginning in 2005, we began issuing restricted stock units in combination with stock options and restricted stock awards as part of our equity program, primarily because of the increased stock-based compensation expense associated with stock options and similar instruments under SFAS 123R. Since 2006, all of our performance-based equity compensation has been issued under our 2004 Long-Term Incentive Plan in the form of restricted stock units.

          No participant may be granted awards under the plan relating to more than 2,025,000 shares of our common stock in the aggregate, in any year. The total number of shares reserved and available for distribution under the incentive plan was originally set at 4,050,000 shares and was increased by 2,173,953 at the 2008 annual meeting for a total of 6,223,953 shares reserved and available for grant under the Plan. As of December 31, 2008, a total of 3,269,526 of such shares had been granted or reserved and 2,954,427 were available for future award grants.
          We are currently seeking shareholder approval to amend and restate our 2004 Long-Term Incentive plan to provide for (i) an increase in the number of common shares available for issuance under the 2004 Plan by 7,000,000, (ii) a “double trigger” change of control provision for all awards made after the approval of the amendments to the 2004 Plan and (iii) a prohibition against (x) reducing the exercise price of any stock options, (y) cancelling stock options that are not “in-the-money” and (z) re-granting or exchanging stock options for new stock options or other awards. For more information with respect to this proposed amendment, see the section in this proxy statement entitled “Proposal 2” commencing on page 52.
          2008 executive equity and bonus programs
          In February 2008, the compensation committee adopted our 2008 executive equity program and, as part of that program, granted performance-based restricted stock units under our 2004 Long-Term Incentive Plan to each of our executive officers, including our chief executive officer. These grants were subject to forfeiture, in whole or in part if we did not achieve certain pre-established performance measures, including adjusted income from continuing operations, weighted at 50%, and four equally weighted strategic measures also weighted, in the aggregate, at 50%. In February 2009, our compensation committee determined that the predetermined financial measure relating to adjusted income from continuing operations was not met but each of the strategic performance measures under the 2008 executive bonus plan were achieved or exceeded. As a result, fifty-percent (50%) of the grants made as part of the 2008 executive equity program were earned by our executive officers. These earned grants commenced vesting in three equal annual installments commencing in February 2009.
          The compensation committee also established a 2008 cash award bonus program for our executive officers, referred to as the 2008 executive bonus program, which was based upon the same pre-established performance measures set forth in our 2008 executive equity program. Under the 2008 executive bonus plan, the target bonus established for Robert J. Laikin, our chief executive officer, was 100% of his 2008 base salary and the target bonus established for each of our other participating named executive officers was 50% of his respective 2008 base salary except for Mr. Køehn Milland whose target bonus was 25% of his base salary. In February 2009, our compensation committee determined that the predetermined financial measure relating to adjusted income from continuing operations was not met but each of the strategic performance measures under the 2008 executive bonus program were achieved or exceeded. As a result, fifty-percent (50%) of the bonus opportunity was earned by the executives as part of the 2008 executive bonus program.

Outstanding equity awards at 2008 fiscal year-end
          The following table discloses, for each named executive officer, his unexercised options and unvested stock and equity incentive plan awards outstanding as of our fiscal year ended December 31, 2008:

	Option Awards				Stock Awards
							Equity incentive
							plan awards:
								Market
								or
							Number	payout
							of	value of
						Market	unearned	unearned
						value of	shares or	shares or
					Number	shares or	units or	units or
					of shares	units of	other	other
	Number of securities				or units of	stock	rights	rights
	underlying options (#)			Option	stock that	that have	that have	that have
		Un-	Option	expira-	have not	not	not	not
		Exercis-	exercise	tion	vested	vested	vested	vested
Name	Exercisable	able	price	date	(#)	($)	(#)	($)
Robert J. Laikin	90,032	—	$6.78	02/18/10	538,048 (1)	$2,340,509	97,826 (7)	$425,543
J. Mark Howell	15,034	—	$6.78	02/18/10	247,601 (2)	$1,077,064	47,826 (7)	$208,043
Michaél Køehn Milland	—	—	—	—	—	—	23,082 (9)	100,407
Anthony W. Boor	9,000	—	$7.48	02/07/10	101,827 (3)	$442,947	39,130 (7)	$170,216
Steven E. Fivel	37,734	—	$6.78	02/18/10	128,507 (4)	$559,005	36,957 (7)	$160,763
R. Bruce Tomlinson	15,034	—	$6.78	02/18/10	187,804 (5)	$816,947	48,263 (7)	$209,944
John Alexander Du Plessis Currie	—	—	—	—	131,236 (6)	$570,877	41,304 (7)	$179,672

(1)	Represents (i) 360,000 shares of restricted stock that vest in equal installments on the fifth and eighth anniversary of the grant date (April 7, 2005), (ii) 12,000 shares of restricted stock that vest in three equal annual installments beginning with February 6, 2010, (iii) 16,960 restricted stock units that vested on February 6, 2009, (iv) 62,131 restricted stock units that vest in two equal annual installments beginning February 9, 2009 and (v) 86,957 restricted stock units that vest in three equal annual installments beginning February 14, 2009.

(2)	Represents (i) 180,000 shares of restricted stock that vest in equal installments on the fifth and eighth anniversary of the grant date (April 7, 2005), (ii) 20,000 restricted stock units that vest on February 9, 2010 (the third anniversary of the date of grant), (iii) 8,231 restricted stock units that vested on February 6, 2009, (iv) 30,674 restricted stock units that vest in two equal annual installments beginning February 9, 2009 and (v) 8,696 restricted stock units that vest in three equal annual installments beginning February 14, 2009.

(3)	Represents (i) 13,500 restricted stock units that vest on June 2, 2009 (the fourth anniversary of the date of grant), (ii) 6,332 restricted stock units that vested on February 6, 2009 (iii) 23,299 restricted stock units that vest in two equal annual installments beginning February 9, 2009, (iv) 8,696 restricted stock units that vest in three equal annual installments beginning February 14, 2009 and (v) 50,000 restricted stock units that vest on February 14, 2012 (the fourth anniversary of the date of grant).

(4)	Represents (i) 90,000 shares of restricted stock that vest in equal installments on the fifth and eighth anniversary of the grant date (April 7, 2005), (ii) 6,512 restricted stock units that vested on February 6, 2009, (iii) 23,299 restricted stock units that vest in two equal annual installments beginning February 9, 2009 and (iv) 8,696 restricted stock units that vest in three equal annual installments beginning February 14, 2009.

(5)	Represents (i) 7,973 restricted stock units that vested on February 6, 2009, (ii) 135,000 restricted stock units that vest in equal installments in each of the fourth and eighth anniversary of the grant date (June 2, 2005), (iii) 6,000 restricted stock units that vest on February 6, 2011 (the fifth anniversary of the grant date), (iv) 30,135 restricted stock units that vest in two equal annual installments beginning February 9, 2009 and (v) 8,696 restricted stock units that vest in three equal annual installments beginning February 14, 2009.

(6)	Represents (i) 90,000 shares of restricted stock that vest in six equal annual installments beginning February 23, 2009 and (ii) 5,576 restricted stock units that vested on February 23, 2009, (iii) 26,964 restricted stock units that vest in two equal annual installments beginning February 9, 2009 and (iv) 8,696 restricted stock units that vest in three equal annual installments beginning February 14, 2009.

(7)	Represents restricted stock units subject to our 2008 executive equity program. The compensation committee determined the predetermined financial measure relating to adjusted income from continuing operations was not met but each of the strategic performance measures under the 2008 executive equity program were achieved or exceeded. As a result, fifty-percent (50%) of these shares were earned in February 2009 and these shares vest in three equal annual installments beginning in February 2009.

Option exercises and stock vested in 2008
          The following table sets forth information concerning the number of shares acquired and dollar amounts realized by each of the named executive officers during the fiscal year ended December 31, 2008 on the exercise of stock options and the vesting of restricted stock or restricted stock units held by the named executive officers as of December 31, 2008:

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	shares acquired	realized	shares acquired	realized
	on exercise	on exercise	on vesting	on vesting
Name	(#)	($)	(#)	($)
Robert J. Laikin	—	—	238,967	$2,319,690
J. Mark Howell	—	—	119,008	$1,154,309
Michaél Køehn Milland	—	—	—	—
Anthony W. Boor	—	—	26,982	$252,734
Steven E. Fivel	—	—	67,960	$672,695
R. Bruce Thomlinson	—	—	28,481	$321,990
John Alexander Du Plessis Currie	—	—	34,059	$376,572
2008 pension benefits table
          The following table sets forth information concerning each plan that provides for payments of other benefits at, following, or in connection with retirement with respect to each of the named executive officers during the fiscal year ended December 31, 2008:

		Number of
		years
		credited	Present value	Payments
		service(#)	of accumulated	during last
Name	Plan name	(1)	benefit($) (2)	fiscal year
Robert J. Laikin	Brightpoint, Inc. Amended & Restated Agreement for Supplemental Executive Retirement Benefits	19.5	$1,010,939	None

J. Mark Howell	Brightpoint, Inc. Amended & Restated Agreement for Supplemental Executive Retirement Benefits	14.5	$447,987	None

Michaél Køehn Milland(3)	N/A	—	—	—

Anthony W. Boor	N/A	—	—	—

Steven E. Fivel	Brightpoint, Inc. Amended & Restated Agreement for Supplemental Executive Retirement Benefits	12	$387,761	None

R. Bruce Thomlinson	N/A	—	—	—

John Alexander Du Plessis Currie(4)	N/A	—	—	—

(1)	The SERP calculation does not include years of service, which are included for informational purposes only.

(2)	Figures represent present value of the benefit as calculated by Mercer Human Resources Consulting. Retirement is assumed to occur at the plan’s unreduced retirement age of 62 and paid in the form of a temporary life annuity for not more than ten years. The present values for December 31, 2008 were determined using a discount rate of 5.5%.

(3)	Mr. Køehn Milland is entitled to an annual defined contribution by the company of 6.6% of his base salary to a pension plan maintained by Mr. Køehn Milland. The company contributed approximately $24,500 during 2008 which reflects 6.6% of his annual base salary.

(4)	Pursuant to the terms of the laws of the United Arab Emirates, Mr. Currie is entitled to an end of contract gratuity that is accrued over time with the total payment not to exceed two year’s wages.
          Our amended and restated SERP agreements provide that we will implement a supplemental retirement benefit providing each of Messrs. Laikin, Howell and Fivel with an additional payment subject to a cap amount.
          Assuming annual salary increases of 3% per year, the anticipated payments pursuant to the amended and restated SERP agreements would reach the cap amount and would be paid in approximately the following amounts: $496,000 per year to Mr. Laikin commencing at age 50; $344,000 per year to Mr. Howell commencing at age 53; and $229,000 per year to Mr. Fivel commencing at age 55. Payment under the amended and restated SERP agreements is contingent upon termination of service.
          The SERP agreements we have entered into with each of Messrs. Laikin, Howell and Fivel do not provide an enhanced or reduced benefit based on the circumstances regarding termination, except that (a) if such person is fired for cause, he may not receive any payments under the SERP agreement until he has reached age 62 and (b) there is no survivor benefit in the event that termination results from the executive’s death.
Potential payments upon termination or change of control
     General
          With respect to termination by us of a named executive officer’s employment for cause (at any time) or by the named executive officer of his employment without good reason (and not as a result of a change of control), the executive is only entitled to his accrued and unpaid salary and his unvested stock options, restricted stock units and shares of restricted stock are deemed forfeited at such time. The following table sets forth potential payments receivable by our named executive officers upon termination of their employment under the various circumstances listed and assumes for purposes of calculating amounts due that the executive was terminated as of December 31, 2008:

	Termination of executive’s employment by						Termination of executive’s
	executive:						employment by us:
	Within 12
	months after		Prior to				Prior to
	change of		change of		After change		change of
	control,		control,		of control,		control,		After change		For death
	without good		with good		with good		without		of control,		or
Benefit(1)	reason		reason		reason		cause		without cause		disability
Robert J. Laikin(2):
Severance(3)	$6,826,593	(4)	$6,826,593	(4)	$9,000,000	(5)	$6,826,593	(4)	$9,000,000	(5)	$1,125,000	(6)
Acceleration of long-term incentives	$2,553,285	(7)(8)	$1,618,200	(7)	$1,566,000	(7)(8)	$1,566,000	(7)	$1,566,000	(7)(8)	$918,250	(9)
Tax gross up(10)	$—		$—		$—		$—		$—		$—
Michaél Køehn Milland:
Severance(3)	$—		$—		$—		$2,123,520		$2,123,520		$—
Acceleration of long-term incentives	$100,407		$—		$100,407		$—		$100,407		$100,407
Tax gross up(10)	$—		$—		$—		$—		$—		$—
J. Mark Howell(2):
Severance(3)	$3,498,548	(4)	$3,498,548	(4)	$4,500,000	(5)	$3,498,548	(4)	$4,500,000	(5)	$825,000	(6)
Acceleration of long-term incentives	$1,181,087	(7)(8)	$783,000	(7)	$783,000	(7)(8)	$783,000	(7)	$783,000	(7)(8)	$659,087	(9)
Tax gross up(10)	$—		$—		$—		$—		$—		$—
Anthony W. Boor:
Severance(3)	$1,345,500	(11)	$1,345,500	(11)	$1,345,500	(11)	$1,345,500	(11)	$1,345,500	(11)	$126,000	(12)
Acceleration of long-term incentives	$594,251	(7)(8)	$—	(7)	$594,251	(7)(8)	$—	(7)	$594,251	(7)(8)	$594,251	(9)
Tax gross up(10)	$61,955		$—		$61,955		$—		$61,955		$—
Steven E. Fivel(2):
Severance(3)	$1,250,000	(13)	$1,250,000	(13)	$2,250,000	(14)	$1,250,000	(13)	$2,250,000	(14)	$637,500	(6)
Acceleration of long-term incentives	$391,500	(7)(8)	$391,500	(7)	$391,500	(7)(8)	$391,500	(7)	$391,500	(7)(8)	$378,391	(9)
Tax gross up(10)	$—		$—		$—		$—		$—		$—
R. Bruce Thomlinson:
Severance(3)	$546,400	(15)	$546,400	(15)	$546,400	(15)	$546,400	(15)	$912,273	(16)	$—
Acceleration of long-term incentives	$921,922	(8)(17)	$—		$921,922	(8)(17)	$—		$921,922	(8)(17)	$921,922	(9)
Tax gross up(10)	$—		$—		$—		$—		$—		$—
John Alexander Du Plessis Currie:
Severance(3)	$962,928	(15)	$962,928	(15)	$962,928	(15)	$962,928	(15)	$1,369,178	(16)	$369,178	(18)
Acceleration of long-term incentives	$660,716	(8)(19)	$391,500	(19)	$660,716	(8)(19)	$—	(19)	$660,716	(8)(19)	$660,716	(8)(19)
Tax gross up(10)	$—		$—		$—		$—		$—		$—

(1)	In addition to the payments outlined herein, Messrs. Laikin, Howell and Fivel are eligible for payments under supplemental executive retirement plans that will provide ten-year annuities commencing at the later of the executive’s date of termination or age 50 (Mr. Laikin), age 53 (Mr. Howell) or age 55 (Mr. Fivel). A full discussion of these supplemental executive retirement plans may be found above in the section entitled “Executive compensation—2008 pension benefits table.”

(2)	The aggregate amount of (a) any cash severance payment made to the executive and (b) the value of any stock options and restricted stock awards or restricted stock units of the executive that are accelerated as a result of the termination of the executive’s employment, may not exceed a designated severance cap of $9,000,000 for Mr. Laikin, $4,500,000 for Mr. Howell and either $1,250,000 or $2,250,000 for Mr. Fivel depending upon the circumstance leading to termination of his employment; provided, however, that the value ($1,566,000 in the case of Mr. Laikin, $391,500 in the case of Mr. Howell and $783,000 in the case of Mr. Fivel) attributable to the accelerated vesting of the shares of restricted stock granted to Messrs. Laikin, Howell and Fivel on April 7, 2005 is explicitly excluded from the severance caps applicable to such executives. For purposes of this table, we have assumed that, in situations where the executive’s severance cap would be exceeded, the executive has chosen to receive first the maximum amount of his cash severance payment permitted by such severance cap and then, to the extent the severance cap is not yet exceeded, the remainder in acceleration of long-term incentives.

(3)	Severance payments include value of life, health and long-term disability insurance premiums and matching 401(k) contributions made by us.

(4)	Entitled to a payment equal to the greater of (a) $2,250,000 in the case of Mr. Laikin and $1,650,000 in the case of Mr. Howell and (b) five times his total compensation earned during the prior 12 months (including bonus and the value of all perquisites), subject to his applicable severance cap.

(5)	Entitled to a payment equal to ten times his total compensation earned during the prior 12 months (including bonus, the value of all perquisites and value of all stock options granted during such period), subject to his applicable severance cap.

(6)	In the event that the executive is terminated due to his disability, he will receive 100% of his salary for one year and 50% of his salary for a second year. Does not include up to $12,000 per month that the executive might qualify for under our long-term disability plan.

(7)	Entitled to immediate vesting of all stock options (which may then be exercised for a period of up to 180 days) and immediate vesting of all shares of restricted stock, subject, in the case of Messrs. Laikin, Howell and Fivel, to the executive’s applicable severance cap.

(8)	Entitled to immediate vesting of all restricted stock units, subject, in the case of Messrs. Laikin, Howell and Fivel, to the executive’s applicable severance cap.

(9)	Entitled to (a) immediate vesting of all shares of restricted stock that would otherwise have become vested on the next vesting day to occur after the executive’s death or disability, and (b) immediate vesting of all restricted stock units that have been earned as of the date of the executive’s death or disability.

(10)	Represents tax gross-up payment to cover excess tax obligations associated with termination payments that are considered excess parachute payments as defined by Section 280 G(b)(2) of the Internal Revenue Code. Assumes stock options are exercised for cash and are taxed at a rate of 44.5%.

(11)	Entitled to a lump sum payment equal to 2.99 times his salary (excluding any bonus or perquisites) earned or received during the prior 12 months.

(12)	In the event that the executive is terminated due to his disability, he will receive 60% of his salary for one year, which will be reduced by any payments received under our long-term disability plan.

(13)	Entitled to a payment equal to the greater of $825,000 and three times his total compensation earned during the prior 12 months (including bonus and the value of all perquisites), subject to his applicable severance cap.

(14)	Entitled to a payment equal to six times his total compensation earned during the prior 12 months (including bonus, the value of all perquisites and value of all stock options granted during such period), subject to his applicable severance cap.

(15)	Entitled to a lump sum payment equal to his aggregate emoluments (defined as base salary, bonus and the value of all perquisites, but excluding the value of any equity) for the prior 12 months, and, in the case of Mr. Currie, to statutory payments under the laws of the United Arab Emirates, currently accrued at $369,178.

(16)	Entitled to a lump sum payment equal to three times the total salary earned by him during the prior 12 months, subject to a severance cap of approximately Australian $1,320,795 (approximately U.S. $912,273 at December 31, 2008) in the case of Mr. Thomlinson and $1,000,000 in the case of Mr. Currie. Mr. Currie is also entitled to statutory payments under the laws of the United Arab Emirates, currently accrued at $369,178, which is not subject to his severance cap.

(17)	Entitled to immediate vesting of stock options.

(18)	Entitled to statutory payments under the laws of the United Arab Emirates, currently accrued at $369,178.

(19)	Entitled to continued vesting of 90,000 shares of our common stock awarded to Mr. Currie on February 23, 2006 in accordance with the current vesting schedule (1/8 per year).
     Employment agreements
          General
          Pursuant to their respective employment agreements, our named executive officers are entitled to payments upon a change of control and, in some cases, upon termination of their employment with us for other reasons, depending on the circumstances in which they leave their employment with us. Generally, the employment agreements with our named executive officers provide that upon a change of control, they are entitled to a lump sum payment equal to a multiple of their base salary (or their base compensation) if we terminate their employment in breach of their agreement other than for disability or cause. In addition, some of the agreements with our named executive officers provide for accelerated vesting of their stock options and/or restricted stock awards upon the termination of their employment under certain circumstances. A more detailed discussion of each of our employment agreements with our named executive officers, including, where applicable, details with respect to their severance formulas and severance caps and the definitions used in such agreements for terms such as “change of control,” “good reason” and “cause,” are set forth above in the section entitled “—Employment agreements with named executive officers.”

     Severance payments
     Each of Messrs. Laikin, Howell and Fivel is entitled to a lump sum severance payment equal to the greater of (a) a designated amount and (b) a multiple (five, in the case of Messrs. Laikin and Howell, and three, in the case of Mr. Fivel) of the aggregate salary, bonus and perquisites received by him during the prior 12 months, subject in each case to a designated severance cap, in the event that, prior to and not as a result of a change of control, his employment is terminated either by him with good reason or by us other than for disability or cause or in the event that he terminates his employment within 12 months after a change of control. In addition, each of them is entitled to a higher lump sum severance payment, an amount equal to ten, in the case of Messrs. Laikin and Howell, and six, in the case of Mr. Fivel, times the aggregate salary, bonus, value of any perquisites and value of any stock options received by him during the prior 12 months, subject to his severance cap, if his employment is terminated either by him with good reason or by us other than for disability or cause, in each case, after or as a result of a change of control.
     The employment agreements of each of Messrs. Laikin, Howell and Fivel provide that in the event that the aggregate severance payments or benefits provided to him under his employment agreement and under all plans, programs and arrangements of the employer, referred to as the severance total, is determined to constitute a “parachute payment” under the Internal Revenue Code of 1986, as amended, then the severance total will be increased by an amount, referred to as the increase, sufficient so that after he pays (a) any income taxes on the increase and (b) any excise tax on the sum of the severance total and the increase, he will have received an amount, net of such taxes, equal to the severance total. Pursuant to their employment agreements, none of Messrs. Laikin, Howell and Fivel will be required to repay to us any amount that is finally determined by the Internal Revenue Service to have been in excess of the amount permitted to be received without incurring such excise tax.
     Mr. Boor is entitled to a lump sum severance payment equal to 2.99 times the salary he received during the 12 months prior to the termination of his employment in the event that we, at any time, terminate his employment (other than for cause or disability) in breach of his employment agreement or he terminates his employment agreement either with good reason or within 12 months after a change of control. Mr. Boor’s employment agreement provides that in the event any excise tax is due with respect to severance payments made under his employment agreement then the severance payments will be increased so that the excise tax on such severance pay shall be paid, as well as any income tax payable on such excise tax.
     Mr. Currie is entitled to a lump sum severance payment equal to three times the salary he received during the 12 months prior to the termination of his employment, subject to a designated severance cap, if we terminate his employment (other than for death, disability or cause) in breach of his employment agreement following a change of control. Mr. Currie is entitled to a termination payment equal to the aggregate emoluments (defined as base salary, bonus and the value of all perquisites, but excluding the value of any equity) he received for the 12-month period ending on the date of termination, if his employment is terminated, prior to and not as a result of a change of control, for any reason other than death, disability or cause. Additionally, in all cases, Mr. Currie is entitled to statutory severance payments under the law of the United Arab Emirates, and such amounts do not reduce the severance amounts under his employment agreement.
     Mr. Køehn Milland is entitled to a payment that includes an extended notice period for termination other than cause, death or disability pursuant to which if we terminate Mr. Køehn Milland’s employment other than for cause or because of his death or disability, he will receive his base salary, but not bonus, for a period of 60 months; provided, however, that this period decreases by 12 months on each anniversary of our July 31, 2007 acquisition of Dangaard Telecom until it reaches a minimum level of 24 months. The current notice period is 48 months.
     Post-termination obligations to us
     While employed by us and for a period of two years after his employment with us terminates, each of Messrs. Laikin, Howell, Køehn Milland, Fivel and Boor has agreed not to engage in or have an interest in or offer any services to any business competitive with our principal business activities. Each of these executives has also agreed that for two years after his employment with us has terminated, he will not:
•	use, disseminate, or disclose any of our confidential information, or

•	interfere with or disrupt our business activities, including soliciting our customers or personnel.
Each has also agreed that at no time during the term of his respective employment agreement or thereafter will he disparage our commercial, business or financial reputation or misappropriate any of our trade secrets.
     Each of Messrs. Currie and Thomlinson has agreed that during the term of his employment and for a period of one year following the termination of his employment, he will not compete with us in any territory in which he performed services for us pursuant to his employment agreement, and he will not have any interest in, or render services to, any of our competitors. Each has also agreed that during such one year period, he will not interfere with or disrupt our business activities, including soliciting our customers or personnel.

OTHER INFORMATION RELATING TO OUR DIRECTORS AND
EXECUTIVE OFFICERS AND RELATED SHAREHOLDER MATTERS
Voting security ownership of certain beneficial owners and management
          The following table sets forth certain information regarding the beneficial ownership of Brightpoint’s common stock as of the record date, based on information obtained from the persons named below, by:
•	each person known by us to own beneficially more than five percent of our common stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.
          Except as indicated by footnote, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities beneficially owned, subject to community property laws where applicable. The shares “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, shares of our common stock subject to options, warrants, restricted stock units or other convertible securities that are exercisable or convertible within 60 days of March 9, 2009 are deemed to be beneficially owned by the person holding such securities and to be outstanding for purposes of determining such holder’s percentage ownership. The same securities may be beneficially owned by more than one person. Shares of common stock subject to options, warrants, restricted stock units, or other convertible securities that are not exercisable or do not vest within 60 days of March 9, 2009 are not included in the table below as shares “beneficially owned”. In addition, the table does not include the economic interest in an aggregate of 1,878,600 shares held by three of our directors and two of our executives through their share ownership in Dangaard Holding (inclusive of their warrants on Dangaard Holding A/S stock), because these directors and executive officers do not have voting or investment power with respect to these shares. Percentage of common stock beneficially owned is based on 81,894,102 shares of common stock outstanding as of March 9, 2009.

	Number of shares of
	common stock	% of common stock
Name and address of beneficial owner (1)	beneficially owned	beneficially owned
Nordic Capital VI Limited and Dangaard Holding A/S (2)	30,000,000	36.6%
Invesco Ltd. (3)	6,074,968	7.4%
Robert J. Laikin (4)	732,089	*
J. Mark Howell (5)	358,759	*
Michaél Køehn Milland (6)	2,635	*
Anthony Boor (7)	77,037	*
Steven E. Fivel (8)	230,392	*
R. Bruce Thomlinson (9)	215,742	*
John Alexander du Plessis Currie (10)	145,900	*
Richard W. Roedel	99,737	*
Jerre L. Stead (11)	95,350	*
Eliza Hermann	31,554	*
Marisa E. Pratt	29,661	*
Kari-Pekka Wilska	16,555	*
Jørn P. Jensen (12)	4,922	*
Jan Gesmar-Larsen (13)	4,587	*
Thorleif Krarup (14)	4,364	*
All directors and executive officers as a group (16 persons) (15)	2,064,527	2.5%

*	Less than 1%

(1)	The address for each of such individuals, unless specified otherwise in a subsequent footnote, is in care of Brightpoint, Inc., 7635 Interactive Way, Suite 200, Plainfield, Indiana 46278.

(2)	Based on a Schedule 13D jointly filed with the SEC on July 31, 2007 by Dangaard Holding A/S and Nordic Capital VI Limited, which states that these entities share voting and dispositive power over the 30,000,000 shares as well as information provided to us by Nordic Capital VI Limited. The address of Dangaard Holding is in care of Nordic Capital, Sankt Annæ Plads 11, DK-1250 Copenhagen K, Denmark. Three of our directors and two of our executives have an economic interest in 2,784,600 of these shares through their share ownership in Dangaard Holding A/S (inclusive of their warrants on Dangaard Holding A/S stock). Mr. Køehn Milland has an economic interest in 906,000 shares beneficially owned by Dangaard Holding A/S through their share ownership in Dangaard Holding A/S. In addition, Mr. Krarup, Mr. Gesmar-Larsen and Mr. Jensen have an economic interest in 679,500, 271,800 and 21,300 shares, respectively, beneficially owned by Dangaard Holding A/S, through their share ownership in Dangaard Holding A/S.

(3)	Based solely on a Schedule 13G filed with the SEC on February 17, 2009 by Invesco Ltd. The address for Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, Georgia, 30309.

(4)	Includes 90,032 shares underlying options held by Mr. Laikin that are exercisable within 60 days of March 9, 2009 and 372,000 shares of restricted stock awarded under our 2004 Long-Term Stock Incentive Plan. Does not include 420,631 restricted stock units.

(5)	Includes 15,034 shares underlying options held by Mr. Howell that are exercisable within 60 days of March 9, 2009 and 180,000 shares of restricted stock awarded under our 2004 Long-Term Stock Incentive Plan. Does not include 194,576 restricted stock units.

(6)	Does not include 906,000 shares beneficially owned by Dangaard Holding A/S in which Mr. Køehn Milland has an economic interest but not voting or dispositive power, based upon his share ownership in Dangaard Holding A/S (inclusive of warrants on Dangaard Holding A/S stock held by Mr. Køehn Milland). Does not include 87,326 restricted stock units.

(7)	Includes 9,000 shares underlying options held by Mr. Boor that are exercisable within 60 days of March 9, 2009. Does not include 206,489 restricted stock units.

(8)	Includes 37,734 shares underlying options held by Mr. Fivel that are exercisable within 60 days of March 9, 2009 and 90,000 shares of restricted stock awarded under our 2004 Long-Term Stock Incentive Plan. Does not include 114,765 restricted stock units.

(9)	Includes 15,034 shares underlying options held by Mr. Thomlinson that are exercisable within 60 days of March 9, 2009. Does not include 281,516 restricted stock units.

(10)	Includes 75,000 shares of restricted stock awarded to Mr. Currie under our 2004 Long-Term Stock Incentive Plan. Does not include 128,047 restricted stock units.

(11)	Includes 54,974 shares owned of record by JMJS Group, LLP which are beneficially owned by Mr. Stead.

(12)	Includes 1,904 shares of restricted stock owned by Mr. Jensen under our Amended and Restated Director Stock Compensation Plan, which are subject to forfeiture as set forth in the plan. Does not include 21,300 shares beneficially owned by Dangaard Holding A/S in which Mr. Jensen has an economic interest but not voting or dispositive power, based upon his share ownership in Dangaard Holding A/S (inclusive of warrants on Dangaard Holding A/S stock held by Mr. Jensen).

(13)	Includes 1,904 shares of restricted stock owned by Mr. Gesmar-Larsen under our Amended and Restated Director Stock Compensation Plan, which are subject to forfeiture as set forth in the plan. Does not include 271,800 shares beneficially owned by Dangaard Holding A/S in which Mr. Gesmar-Larsen has an economic interest but not voting or dispositive power, based upon his share ownership in Dangaard Holding A/S.

(14)	Includes 1,904 shares of restricted stock owned by Mr. Krarup under our Amended and Restated Director Stock Compensation Plan, which are subject to forfeiture as set forth in the plan. Does not include 679,500 shares beneficially owned by Dangaard Holding A/S in which Mr. Krarup has an economic interest but not voting or dispositive power, based upon his share ownership in Dangaard Holding A/S.

(15)	Includes an aggregate 171,334 shares underlying options that are exercisable within 60 days after March 17, 2008. Includes 10,471 shares owned by Vincent Donargo, our senior vice president, chief accounting officer and controller. Does not include 1,497,217 Restricted Stock Units.
Voting arrangements with shareholders
     Pursuant to the terms of the shareholder agreement that we entered into with Dangaard Holding upon the closing of the Dangaard Telecom acquisition, until the earlier of (a) the date on which Dangaard Holding owns less than 7.5% of our outstanding common stock and (b) the date on which it (i) owns less than 10% of our outstanding common stock, (ii) has no designee serving as a member of our board of directors and (iii) has irrevocably given up its director designee rights, referred to as the “standstill period,” Dangaard Holding will be required to vote all of its shares in favor of all director candidates and shareholder proposals (other than those seeking approval to authorize a merger, sale of all or substantially all of our common stock or assets or other similar business combination or for matters related to the foregoing) recommended by our board of directors.
Equity compensation plans in effect at December 31, 2008
     The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2008:

		Weighted-	Number of securities
	Number of securities	average exercise	remaining available for
	to be issued upon	price of	issuance under equity
	exercise of	outstanding	compensation plans,
	outstanding options	options and	excluding securities
	and rights	rights	reflected in column (a)
Plan category	(a)	(b)	(c)
Equity compensation plans approved by shareholders:
(2004 Long-Term Incentive Plan and 1994 Stock Option Plan) (1)	297,413	$7.97	4,304,231

Equity compensation plans not approved by shareholders:
(1996 Stock Option Plan) (2)	179,851	$7.35	—

Total	477,264	$7.74	4,304,231

(1)	Our 1994 Stock Option Plan has 3,600 options outstanding with an average exercise price of $8.75 a share. There are no remaining shares available for grant under the 1994 Stock Option Plan. The 2004 Long-Term Incentive Plan has 293,813 options outstanding with an average exercise price of $7.96 per share. In addition to the aforementioned options outstanding, there are 4,304,231 shares available for issuance under the 2004 Long-Term Incentive Plan including 2,954,427 shares available for grant and 1,349,804 previously granted restricted stock units granted as “other stock based awards” under that Plan that remain unissued. Under the 2004 Long-Term Incentive Plan, we may grant stock options, performance units, restricted shares, deferred stock and other stock-based awards.

(2)	Represents the aggregate number of shares of common stock issuable upon exercise of arrangements with option holders granted under our 1996 Stock Option Plan. There are no remaining shares available for issuance under our 1996 Stock Option Plan. These options are five to ten years in duration, expire at various dates between January 23, 2009 and February 7, 2010, contain anti-dilution provisions providing for adjustments of the exercise price under certain circumstances and have termination provisions similar to options granted under shareholder approved plans.
Compensation committee interlocks and insider participation
     During the fiscal year ended December 31, 2008, our board of directors, which includes Mr. Laikin, neither modified nor rejected any recommendations of the compensation committee. Also during the fiscal year ended December 31, 2008, none of our executive officers served on the board of directors or the compensation committee of any other company any of whose executive officers serve on either our board or our compensation committee.
Transactions with related persons
     We utilize the services of a third party for the purchase of corporate gifts, promotional items and standard personalized stationery. Mrs. Judy Laikin, the mother of Robert J. Laikin, our chief executive officer, was the owner of this third party until June 1, 2000 and is currently an independent consultant to this third party. We purchased approximately $176,000 and $103,000 of services and products from this third party during 2008 and 2007, respectively. These purchases were subject to review and authorization by the audit committee; and we believe that these purchases were made on terms no less favorable to us than we could have obtained from an unrelated party.
     During the fiscal years ended December 31, 2008 and 2007, we paid to an insurance brokerage firm, for which the father of Robert J. Laikin acts as an independent insurance broker, $205,000 each year in service fees. In addition, we pay certain insurance premiums to the insurance brokerage firm, which premiums were forwarded to our insurance carriers. These purchases were subject to review and authorization by the audit committee; and we believe these services were purchased on terms no less favorable to us than we could have obtained from an unrelated party.
     Our articles of incorporation and by-laws provide that we indemnify our officers and directors to the extent permitted by law. In connection therewith, we entered into indemnification agreements with our executive officers and directors. In accordance with the terms of these agreements we have reimbursed certain of our former executive officers and intend to reimburse our officers and directors for their legal fees and expenses incurred in connection with litigation and regulatory matters, if any. We did not make any such reimbursement payments during 2008.
     At the time of the Dangaard acquisition, the brother in law of Mr. Koehn Milland became an employee of Brightpoint’s European operations. In July 2008, we terminated the employment relationship with the brother-in-law of Mr. Koehn Milland. During 2008, the brother-in-law of Mr. Koehn Milland received compensation of 457,824 Danish Kroner and severance of 404,408 Danish Kroner for an aggregate of 862,232 Danish Kroner (approximately $155,629 at December 31, 2008).
     Since March 27, 2006, the brother-in-law of Mr. Boor has been employed by Brightpoint’s Americas operations and was recently promoted to the role of Senior Vice President Supply Chain for our Americas operations. During 2008, the brother-in-law of Mr. Boor received total compensation and benefits of $184,859.
Review, approval or ratification of transactions with related persons
     Pursuant to our Code of Business Conduct, all of our officers and directors who have family members or friends that are seeking to supply goods or services to Brightpoint are required to notify our general counsel, who will review the proposed transaction and notify the audit committee of our board of directors for review and action as he sees fit, including, if necessary, approval by our board of the proposed transaction.
Section 16(a) beneficial ownership reporting compliance
     Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us with respect to our most recent fiscal year, we believe that all required reports were filed on a timely basis except for (i) a Form 4 for Jac Currie reporting the 3/17/08 sale of 3,000 shares, which was filed one day late, (ii) a Form 4 for Anthony Boor reporting the 10/17/08 vesting of 9,000 restricted stock units, the grant of which had been previously reported, which was filed seven days late, and (iii) a Form 4 for Paul Ringrose reporting the 11/11/08 vesting of restricted stock units, the grant of which had been previously reported, which was filed eight days late.

PROPOSAL 2
APPROVAL OF THE AMENDED AND RESTATED
BRIGHTPOINT, INC. 2004 LONG-TERM
INCENTIVE PLAN
     In February 2009 our board of directors, upon the recommendation of our compensation and human resources committee, sometimes referred to as the compensation committee, unanimously approved the amended and restated Brightpoint, Inc. 2004 Long-Term Incentive Plan (the “2004 Plan”). The 2004 Plan, which is administered by our compensation committee, currently enables the committee to grant equity and cash awards to our employees, the employees of our subsidiaries, our directors, our consultants and other persons who are expected to contribute to our success. Subject to shareholder approval, the proposed amendments to the 2004 Plan provide for (i) an increase in the number of common shares available for issuance under the 2004 Plan by 7,000,000, (ii) a “double trigger” change of control provision for all awards made after the approval of the amendments to the 2004 Plan, as described more fully below and (iii) a prohibition against (x) reducing the exercise price of any stock options, (y) cancelling stock options that are not “in-the-money” and (z) re-granting or exchanging stock options for new stock options or other awards.
     Our board of directors believes the increase in shares available for issuance under the 2004 Plan will give the company more flexibility to adequately provide a broader range of future incentives to a broader group of recipients. Our board of directors further believes that the amended and restated 2004 Plan is necessary to enable us to continue to attract and retain personnel of the highest caliber, provide incentives for officers, directors, employees and other key persons, and to promote the well-being of the company. Accordingly, our board of directors believes it is in the best interest of the company and our shareholders to increase the number of shares available for grant under the 2004 Plan and provide for a double-trigger change of control provision for awards made after the date the shareholders approve the proposed amendments to the 2004 Plan.
     The total number of shares originally reserved and available for issuance under the 2004 Plan, as adjusted for stock splits, was 4,050,000 shares and was increased by 2,173,953 at the 2008 annual meeting for a total of 6,223,953 shares reserved and available for grant under the 2004 Plan. As of the record date, a total of 4,411,059 of such shares had been issued or were the subject of outstanding awards and 1,812,894 were available for future issuance. If this proposal is approved, then following the annual meeting there will be approximately 8,812,894 shares available for future award grants.
     The proposed amendments to the 2004 Plan provide that after a change of control, a participant’s awards will not vest unless and until a participant loses his or her position with us within twelve months following a change of control, referred to as a “double-trigger.” Without giving effect to the proposed amendments to the 2004 Plan, a participant’s awards vest immediately upon a change of control. Additionally, the definition of change of control will be narrower with respect to awards made after the date the shareholders approve the amendments to the 2004 Plan as set forth in this proposal. Our board of directors believes that the amended and restated 2004 Plan will motivate participants to continue to create shareholder value over the longer term.
     The change of control provisions contained in the 2004 Plan, including the definition of change of control, as amended in December 2008, will continue to apply to awards granted prior to the date the shareholders approve the proposed amendments to the 2004 Plan, referred to as the outstanding awards. The change of control provisions that apply to the outstanding awards are set forth in Section 13A of the amended and restated 2004 Plan attached hereto as Annex A. For outstanding awards, in the event of a change of control, for example through a merger after which our shareholders immediately prior to the merger own less than 50% of the shares of the surviving entity, or where an individual or group acquires more than a specified percentage of the outstanding shares of common stock, all options subject to the 2004 Plan that are outstanding awards and have been outstanding for at least six months will become immediately exercisable, and all restrictions, limitations and deferral obligations contained in restricted stock awards, stock appreciation rights, deferred stock awards, performance units and other stock awards that are outstanding awards, shall lapse, unless otherwise determined by our board of directors prior to the occurrence of such change of control.
     With respect to awards made after the date the shareholders approve the proposed amendments to the 2004 Plan, referred to as the new awards, the double trigger change of control provision described above and a more narrow definition of change of control will apply to such new awards. The change of control provisions and definitions applicable to the new awards are set forth in Section 13B of the amended and restated 2004 Plan attached hereto as Annex A. The new change of control provisions provide for the double trigger, as described above, and the definition of a change of control has been narrowed. For example, the outstanding awards are subject to a definition of change of control that includes approval of a merger agreement or stock or asset sale agreement, among other agreements. The new awards would be subject to a definition of change of control that includes the actual consummation of a merger, consolidation, reorganization or other business combination, as opposed to the approval of such agreements.
     Summary of the 2004 Plan
     The following summary of the 2004 Plan does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the full text of the proposed amended and restated 2004 Plan, set forth as Annex A attached hereto and made a part hereof.
     The 2004 Plan provides for the grant of any or all of the following types of awards (collectively, “Awards”):
•	stock options,

•	performance units,

•	restricted stock,

•	deferred stock,

•	other stock-based awards (including restricted stock units), and

•	cash awards.
     The compensation committee administers the 2004 Plan and determines eligibility for Awards. Our officers and other employees of the parent company or any subsidiary of ours who are employed at the time and contribute to the company’s growth or profitability are eligible for Awards. Our directors, independent agents, and consultants are also eligible to receive awards under the 2004 Plan. The compensation committee determines to whom Awards will be granted, the term of the Awards and the type and number of shares subject to each Award. No participant may be granted more than 2,025,000 shares of common stock during any year (subject to adjustment for stock splits, recapitalizations, mergers or other similar corporate transactions that affects the number of shares of common stock outstanding).

     The effective date of the 2004 Plan was June 4, 2004. No awards under the 2004 Plan will be granted on or after the ten-year anniversary of the effective date; provided, however, that awards granted prior to the ten-year anniversary of the effective date may extend beyond that date.
     Types of Awards under the 2004 Plan
     Stock Options. Only Non-Qualified Stock options may be granted under the 2004 Plan. The compensation committee determines the exercise price, term and exercisability of the options. The exercise price cannot be less than the fair market value of the common stock at the time of grant. Options can be exercised on a cash basis, by using common stock already owned, or on a broker assisted “cashless” basis. The options granted under the 2004 Plan are generally not transferable except under the laws of descent and distribution. Options granted under the 2004 Plan automatically terminate if a holder terminates his service to the company for a reason other than death, disability or retirement, or voluntary resignation. In the event of termination by death, such holder’s options may be exercised in accordance with the option agreement or for a period determined by the compensation committee, provided that in no event shall the options remain exercisable for more than one year after date of death. In the event of termination by disability or voluntary retirement, the options may be exercised in accordance with the option agreement or as determined by the compensation committee, provided that neither period shall exceed one year from termination. If a holder dies within one year of termination due to disability or voluntary resignation, the compensation committee can permit any then exercisable options to remain exercisable for a period not to exceed one year. Each grant of stock options under the 2004 Plan will be subject to a written agreement between the company and the holder.
     Performance Units. Performance units are contingent rights awarded by the compensation committee that are paid in cash and/or common stock. Performance units may be awarded at the compensation committee’s discretion if the company meets compensation committee established performance goals which may consist of, among other things, (a) return on equity; (b) operating income; (c) earnings; and (d) return on invested capital. The compensation committee will establish a dollar value for the performance units, the payout provisions of the performance units and the performance goals to be met in order to obtain a payment for a performance unit. The compensation committee will determine the period of time (“Performance Cycle”) during which the performance goals must be met. If a participant’s service terminates during a particular Performance Cycle, the compensation committee, in its discretion, will determine what portion, if any, of the performance unit should be paid out. If a participant is terminated for cause he will not be entitled to any portion of the performance unit. Performance units are generally not transferable other than under the laws of decent or distribution.
     Restricted Stock and Deferred Stock. Restricted and deferred stock awards give the recipient the right to receive a specified number of shares of Common Stock, subject to such terms, conditions and restrictions as the compensation committee deems appropriate. Restricted and deferred stock awards may be granted alone or in tandem with other awards. Restrictions may include limitations on the right to transfer the stock until the expiration of a specified period of time and forfeiture of the stock upon the occurrence of certain events such as the termination of employment prior to expiration of a specified period of time. A participant in the Plan who has received a deferred stock award may request, under certain conditions, the compensation committee to defer the participant’s receipt of the award (or an installment of an award) for an additional specified period or until the occurrence of a specified event.
     Other Stock Based Awards. Other stock based awards, which may include restricted stock units, performance shares and shares valued by reference to the performance of the company or any parent or subsidiary of the company, may be granted either alone or with in tandem with other awards.

     Cash Awards. Cash awards are subject to such terms, conditions and restrictions, as the compensation committee deems appropriate. Restrictions may include the vesting period of the award or the time or times within which such award may be subject to forfeiture. The compensation committee can satisfy its obligation under a cash award by distributing that number of shares of Common Stock, restricted or deferred stock, or options that have a fair market value equal to the amount of the cash award. Upon termination of service of the recipient of a cash award, any unvested portion of a cash award terminates.
     The compensation committee may suspend, terminate, amend or modify the 2004 Plan. No amendment will be effective until duly approved by the company’s shareholders if failure to obtain such approval would adversely effect the compliance of the 2004 Plan with the requirements of Rule 16b-3 of the Exchange Act. The compensation committee may amend any Award granted under the 2004 Plan; provided, however, that no amendment that would impair the participant’s rights can be made without the participant’s consent, unless the amendment is necessary to maintain compliance with Rule 16b-3 of the Exchange Act.
Certain Federal Income Tax Consequences of the 2004 Plan
     The following is a brief summary of the Federal income tax aspects of Awards made under the 2004 Plan based upon statutes, regulations and interpretations in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.
     Non-Qualified Stock Options. With respect to Non-Qualified Stock Options, (a) upon grant of the option, the optionee will recognize no income; (b) upon exercise of the option (if the shares are not subject to a substantial risk of forfeiture), the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the company will qualify for a deduction in the same amount, subject to the requirements that the compensation be reasonable and not limited under Section 162(m) of the Code; (c) the company will be required to comply with applicable Federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the optionee; and (d) on a sale of the shares, the optionee will recognize gain or loss equal to the difference, if any, between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. Such gain or loss will be treated as short-term or long-term capital gain or loss (if the shares are capital assets in the optionee’s hands) depending upon the length of time that the optionee held the shares. If the optionee’s shares acquired upon exercise are subject to a substantial risk of forfeiture, the optionee will have an election to treat the exercise as a taxable event or defer the Federal income tax consequences according to the rules described below in “Stock Awards.”
     Stock Awards. Unless a participant otherwise elects to be taxed upon transfer to him or her of shares of restricted or deferred stock (which is subject to a substantial risk of forfeiture) under the 2004 Plan, the participant must include in his or her taxable income the excess (if any) of the fair market value of the shares over the amount paid, if any, for the shares, as of the first date the participant’s interest in the shares is no longer subject to a substantial risk of forfeiture or such shares become transferable. A participant’s rights in stock awarded under the 2004 Plan are subject to a substantial risk of forfeiture if the rights to full enjoyment of the shares are conditioned, directly or indirectly, upon the future performance of substantial services by the participant. Where shares of stock received under the 2004 Plan are subject to a substantial risk of forfeiture, the participant may elect to report the excess (if any) of the fair market value of the shares on the date of transfer to him or her over the amount paid, if any, for the stock as ordinary income in the year of such transfer. To be effective, the election must be filed with the Internal Revenue Service within 30 days after the date the shares are transferred to the participant. The company is entitled to a Federal income tax deduction equal to the amount includable as compensation in the gross income of the participant, subject to the requirements that the compensation be reasonable and not limited under Section 162(m) of the Code. The amount of taxable gain arising from a participant’s sale of shares of restricted stock acquired pursuant to the 2004 Plan is equal to the excess (if any) of the amount realized on such sale over the sum of the amount paid, if any, for the stock and the compensation element included by the participant in gross income.
     Cash Awards. The participant will include in his gross income for his taxable year in which he received the amount of any cash paid to him as a cash award, in connection with a performance unit or otherwise.
     Other Tax Matters. If unmatured installments of Awards are accelerated as a result of a Change of Control (as defined in the 2004 Plan), any amounts received from the exercise by a participant of a stock option, the lapse of restrictions on restricted stock or the deemed satisfaction of conditions of performance-based Awards may be included in determining whether or not a participant has received an “excess parachute payment” under Section 280G of the Code, which could result in (a) the imposition of a 20% Federal excise tax (in addition to Federal income tax) payable by the participant on certain payments of Common Stock or cash resulting from such exercise or deemed satisfaction of conditions of performance Awards from such exercise or deemed satisfaction of conditions of performance Awards or, in the case of restricted stock, on all or a portion of the fair market value of the shares on the date the restrictions lapse and (b) the loss by the company of a compensation deduction.
New Plan Benefits
     Future awards to be received by or allocated to particular participants under the plan are not presently determinable.
Recommendation of the Board:
     THE BOARD OF DIRECTORS BELIEVES THAT AMENDING AND RESTATING THE 2004 LONG-TERM INCENTIVE PLAN TO (I) INCREASE THE SHARES ELIGIBLE FOR ISSUANCE THEREUNDER BY 7,000,000 SHARES INCREASING THE TOTAL SHARES AVAILABLE FOR ISSUANCE TO 13,223,953 AND (II) PROVIDING FOR THE DOUBLE-TRIGGER CHANGE OF CONTROL PROVISION IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED 2004 PLAN.

REPORT OF AUDIT COMMITTEE
     The responsibilities of the audit committee are to assist the board of directors in fulfilling the board’s oversight responsibilities with respect to (i) the integrity of the company’s financial statements; (ii) the system of internal control over financial reporting; (iii) the performance, qualifications and independence of the company’s independent registered public accounting firm; (iv) the company’s internal audit function and (v) compliance with the company’s ethics policies and applicable legal and regulatory requirements. The committee fulfills its responsibilities through periodic meetings with our independent registered public accounting firm, internal auditors and members of our management.
     Throughout the year the audit committee monitors matters related to the independence of Ernst & Young LLP, our independent registered public accounting firm. As part of its monitoring activities, the committee obtained a letter from Ernst & Young, containing a description of all relationships between us and Ernst & Young. After reviewing the letter and discussing it with management, the audit committee discussed with Ernst & Young its overall relationship with us and any of those relationships described in the letter that could impact Ernst & Young’s objectivity and independence. Based on its continued monitoring activities and year-end review, the committee has satisfied itself as to Ernst & Young’s independence. Ernst & Young also has confirmed in its letter that, in its professional judgment, it is independent of Brightpoint within the meaning of the Federal securities laws and within the requirements of Rule 3526 of the Public Company Accounting Oversight Board, “Communication with Audit Committees Concerning Independence.”
     The audit committee also discussed with members of our management, our internal auditors and our independent registered public accounting firm, the quality and adequacy of our internal controls and the internal audit function’s management, organization, responsibilities, budget and staffing. The committee reviewed with both our independent registered public accounting firm and our internal auditors their audit plans, audit scope, and identification of audit risks.
     The audit committee discussed and reviewed with the independent registered public accounting firm all matters required by auditing standards generally accepted in the United States, including those described in SAS 114, “The Auditor’s Communication with Those Charged with Governance”, as adopted by the Public Company Accounting Oversight Board. With and without management present, the committee discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The committee also discussed the results of the internal audit examinations.
     The committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2008 with our management and Ernst & Young. Management has the responsibility for the preparation and integrity of our financial statements and Ernst & Young, as our independent registered public accounting firm, has the responsibility for the examination of those statements. Based on the above-mentioned review and discussions with management and Ernst & Young, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission. The committee also reappointed Ernst & Young as our independent registered public accounting firm subject to shareholder ratification of such appointment.
AUDIT COMMITTEE
Richard W. Roedel, chair
Kari-Pekka Wilska
Marisa E. Pratt
Jørn P. Jensen

PROPOSAL 3:
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     We have engaged Ernst & Young LLP as our independent registered public accounting firm since October 1994. In connection with the audit of our 2008 financial statements, we entered into an engagement agreement with Ernst & Young that set forth the terms by which Ernst & Young will perform audit services for us. That agreement is subject to alternative dispute resolution procedures. Ernst & Young reported on our financial statements for the fiscal year ended December 31, 2008 and the audit committee of our board of directors has appointed Ernst & Young to audit and report on our financial statements for the year ending December 31, 2009.
     Although shareholder approval of the appointment of Ernst & Young is not required by law, our board of directors believes that it is advisable to give shareholders an opportunity to ratify this appointment. In view of the difficulty and expense involved in changing auditors on short notice, however, should the shareholders not ratify the selection of Ernst & Young, it is contemplated that the appointment of Ernst & Young for the fiscal year ending December 31, 2009 will be permitted to stand unless the board finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the board select other auditors for the following year. Furthermore, although the appointment of Ernst & Young is being submitted for shareholder ratification, the audit committee reserves the right, even after ratification by shareholders, to change the appointment of Ernst & Young as auditors, at any time during the 2009 fiscal year, if it deems such change to be in our best interests.
     Representatives of Ernst & Young are expected to be present at our annual meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

AUDIT FEES AND RELATED MATTERS
Audit fees
     The aggregate fees for professional services rendered by Ernst & Young for the audit of our annual financial statements for the years ended December 31, 2008 and 2007, the review of the financial statements included in our quarterly reports on Form 10-Q for 2008 and 2007, audit of internal control over financial reporting and statutory audits of foreign subsidiaries totaled $2,835,900 and $3,077,401, respectively.
Audit-related fees
     The aggregate fees for assurance and related services by Ernst & Young that are related to the performance of the audit or review of our financial statements, for the years ended December 31, 2008 and 2007, and that are not disclosed in the paragraph captioned “Audit Fees” above, were $16,250 and $880,022, respectively. The services performed by Ernst & Young in connection with these fees consisted of employee benefit plan audits and transaction support.
Tax fees
     The aggregate fees for professional services rendered by Ernst & Young for tax compliance, for the years ended December 31, 2008 and 2007, were $729,944 and $436,050, respectively. The aggregate fees billed by Ernst & Young for professional services rendered for tax advice and tax planning, for the years ended December 31, 2008 and 2007, were $730,102 and $542,047, respectively. The services performed by Ernst & Young in connection with these advisory and planning fees consisted primarily of tax audits and consultation regarding various tax planning issues.
All other fees
     There were no fees for products and services by Ernst & Young, other than the services described in the paragraphs captioned “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” above for the years ended December 31, 2008 and 2007.
     The audit committee has established its pre-approval policies and procedures, pursuant to which the audit committee approved the foregoing audit and permissible non-audit services provided by Ernst &Young in 2008. The audit committee’s pre-approval policy is as follows: consistent with the audit committee’s responsibility for engaging our independent auditors, all audit and permitted non-audit services require pre-approval by the audit committee. All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific approval by the audit committee will be submitted to the chief financial officer and must include a detailed description of the services to be rendered. The chief financial officer will determine whether such services are included within the list of services that have received the general pre-approval of the audit committee. The audit committee will be informed on a timely basis of any such services rendered by the independent auditor. Request or applications to provide services that require specific approval by the audit committee will be submitted to the audit committee by both the independent auditor and the chief financial officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence. The audit committee has designated our vice president of internal audit to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this policy. The vice president of internal audit will report to the audit committee on a periodic basis on the results of his monitoring. The vice president of internal audit and management will immediately report to the chairman of the audit committee any breach of this policy that comes to the attention of the vice president of internal audit or any member of management. The audit committee will also review the internal auditor’s annual internal audit plan to determine that the plan provides for the monitoring of the independent auditor’s services. Pursuant to these procedures the audit committee approved the foregoing audit and permissible non-audit services provided by Ernst & Young in 2008.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
     Brightpoint currently anticipates holding its annual meeting of shareholders for its fiscal year ending December 31, 2009 in May 2010. Shareholders who wish to present proposals appropriate for consideration at our annual meeting of shareholders for our fiscal year ending December 31, 2009 to be held in the year 2010 must submit the proposal in proper form to our corporate secretary at Brightpoint’s address set forth below (or such other address as then constitutes our executive offices) not later than November 23, 2009 in order for the proposition to be considered for inclusion in our proxy statement and form of proxy relating to such annual meeting. Such proposals must be presented in a manner consistent with our by-laws and applicable laws. Any such proposals, as well as any questions related thereto, should be directed to our corporate secretary, c/o Brightpoint Inc. at 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278. Under our corporate governance principles nominees for directors should be sent directly to our lead independent director at: board.directors@brightpoint.com.
     If a shareholder submits a proposal after the November 23, 2009 deadline but still wishes to present the proposal at our annual meeting of shareholders (but not in our proxy statement) for the fiscal year ending December 31, 2009, the proposal, which must be presented in a manner consistent with our by-laws and applicable law, must be submitted to our corporate secretary in proper form at the address set forth above not less than 50 nor more than 75 days prior to the meeting unless less than 65 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, in which case, no less than the close of business on the tenth day following the date on which the notice of the date of the meeting was mailed or other public disclosure was made.
     Brightpoint did not receive notice of any proposed matter to be submitted by shareholders for a vote at this annual meeting and, therefore, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by our board of directors and received in respect of this annual meeting will be voted in the discretion of our management on such other matter which may properly come before the annual meeting.
WHERE YOU CAN FIND MORE INFORMATION
     Our 2008 annual report to shareholders is being made available to shareholders via the Internet. If you would like to receive printed copy of our proxy statement and annual report, you should follow the instructions for requesting such information in the notice you receive.
     Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 will be provided upon written request to Brightpoint Inc. at 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278, Attention: Investor Relations. The Form 10-K also is available on our website at www.brightpoint.com.
     We also file reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended. Copies of our reports, proxy statements and other information may be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at:
Room 1580
100 F Street, N.E.
Washington, D.C. 20549
     Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding Brightpoint. The address of the Securities and Exchange Commission website is http://www.sec.gov.
     Information and statements contained in this proxy statement, including in any Annex to this proxy statement, are qualified in all respects by reference to the copy of the relevant document filed as an Annex to this proxy statement. You should rely only on the information contained in this proxy statement to vote on the proposals set forth herein. Brightpoint has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated March 23, 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than March 23, 2009, and neither the availability of this proxy statement via the Internet nor the mailing of this proxy statement to shareholders shall create any implication to the contrary.
OTHER INFORMATION
     Our board of directors is aware of no other matters, except for those incident to the conduct of the annual meeting, that are to be presented to shareholders for formal action at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.
By order of the Board of Directors,

Steven E. Fivel
Executive Vice President, General Counsel and Secretary
March 23, 2009

ANNEX A
BRIGHTPOINT, INC.
AMENDED AND RESTATED 2004 LONG-TERM INCENTIVE PLAN
(as adjusted for 3 for 2 stock splits in September and December 2005 and a 6 for 5 stock split in
May 2006 and as amended by vote of the shareholders on July 31, 2007 and May 13, 2008)
SECTION 1: PURPOSE.
     The purpose of the Brightpoint, Inc. 2004 Long-Term Incentive Plan is to enable Brightpoint, Inc. to offer to those of its employees and to the employees of its Subsidiaries and directors, consultants and other persons who are expected to contribute to the success of the Company and its Subsidiaries Awards under the Plan, thereby enhancing the Company’s ability to attract, retain and reward such key employees or other persons, and to increase the interest of those employees or other persons in the welfare of the Company and its Subsidiaries.
SECTION 2: DEFINITIONS.
     For purposes of the Plan, unless the context requires otherwise, the following terms shall be defined as set forth below:
     (a) “Award” means an award granted under the Plan in one of the forms provided in Section 3.
     (b) “Beneficiary” as applied to a participant in the Plan, means a person or entity (including a trust or the estate of the participant) designated in writing by the participant on such forms as the Committee may prescribe to receive benefits under the Plan in the event of the death of the participant; provided, however, that if, at the death of a participant, there shall not be any living person or entity in existence so designated, the term “beneficiary” shall mean the legal representative of the participant’s estate.
     (c) “Board” means the Board of Directors of the Company.
     (d) “Cash Award” means an Award granted pursuant to Section 11.
     (e) “Cause” has the meaning ascribed thereto in Section 6(b)(ix).
     (f) “Change of Control” shall have the meanings set forth in Section 13A and Section 13B, as applicable.
     (g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
     (h) “Committee” means the Compensation and Human Resources Committee of the Board or any other committee of the Board which the Board may designate, consisting of two or more members of the Board each of whom shall meet the definition of an “independent director” under the listing rules of any securities exchange or national securities association on which the Stock is listed for trading and the requirements set forth in any other law, rule or regulation applicable to the Plan hereinafter enacted, provided, however, that (i) with respect to any Award that is intended to satisfy the requirements of Rule 16b-3, such Award shall be granted and administered by a committee of the Board consisting of at least such number of directors as are required from time to time by Rule 16b-3, and each such committee member shall meet such qualifications as are required by Rule 16b-3 and (ii) with respect to any Award that is intended to satisfy the requirements of Section 162(m) of the Code, such Award shall be granted and administered by a committee of the Board consisting of at least such number of directors as are required from time to time by Section 162(m) of the Code, and each such committee member shall meet such qualifications as are required by Section 162(m) of the Code.
     (i) “Company” means Brightpoint, Inc., a corporation organized under the laws of the State of Delaware or any successor entity.
     (j) “Covered Employee” shall mean any employee of the Corporation or any of its Subsidiaries who is deemed to be a “covered employee” within the meaning of Section 162(m) of the Code.
     (k) “Deferred Stock” means Stock to be received, under an Award made pursuant to Section 9, at the end of a specified deferral period.
     (l) “Disability” “Disability” of a participant in the Plan shall mean the permanent and total disability as defined by Section 22(e)(3) of the Code.
     (m) “Early Retirement” means retirement, with the approval of the Committee for purposes of one or more Award(s) hereunder, from active employment with the Company or any Parent or Subsidiary prior to age 65. (n) “Elective Deferral” has the meaning ascribed thereto in Section 19.
     (o) “Employee” means any common law employee of the Company, any Parent or any Subsidiary (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code), including any employee who is also a director and/or officer of such.
     (p) “Exchange Act” means the Securities Exchange Act of 1934, as amended, as in effect from time to time.
     (q) “Fair Market Value”, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, means, as of any given date: (i) if the principal market for the Stock is a national securities exchange or the National Association of Securities Dealers Automated Quotations System (“NASDAQ”), the closing sales price of the Stock on such day as reported by such exchange or market system, or on a consolidated tape reflecting transactions on such exchange or market system, or (ii) if the principal market for the Stock is not a national securities exchange and the Stock is not quoted on NASDAQ, the arithmetic mean of the high and low prices on the trading day of the grant of the Stock as reported by NASDAQ or the National Quotation Bureau, Inc.; provided that if clauses (i) and (ii) of this paragraph are both inapplicable, or if no trades have been made or no quotes are available for such day, the Fair Market Value of the Stock shall be determined in good faith by the Board or the Committee, as the case may be, which determination shall be conclusive as to the Fair Market Value of the Stock. In no event shall “Fair Market Value” be less than the par value of the Stock.
     (r) “Non-Qualified Stock Option” means any Stock Option that is not an incentive stock option within the meaning of Section 422 of the Code.
     (s) “Normal Retirement” means retirement from active employment with the Company or any Parent or Subsidiary on or after age 65.

     (t) “Other Stock-Based Award” means an award under Section 10 that is valued in whole or in part by reference to, or is otherwise based upon, Stock.
     (u) “Parent” means any present or future parent of the Company, as such term is defined in Section 424(e) of the Code, or any successor thereto.
     (v) “Performance Cycle” means the period of time established by the Committee within which the Performance Goals are required to be attained or satisfied.
     (w) “Performance Goals” means the performance goals established by the Committee with respect to the Company or any Subsidiary, in the Committee’s sole discretion in writing, based upon any one or any combination of the following business criteria or such other business criteria as the Committee shall determine: (i) return on equity, (ii) operating income, (iii) earnings and (iv) return on invested capital.
     (x) “Performance Unit” means a contingent right granted pursuant to Section 7 to receive an award, payable either in cash and/or in Stock, if the Performance Goals established by the Committee are attained.
     (y) “Plan” means this Brightpoint, Inc. 2004 Long-Term Incentive Plan, as hereinafter amended from time to time.
     (z) “Restricted Stock” means Stock, received under an award made pursuant to Section 8, that is subject to restrictions under said Section 8.
     (aa) “Restricted Stock Agreement” shall have the meaning set forth in Section 8(b)(iv).
     (bb) “Retirement” means Normal Retirement or Early Retirement.
     (cc) “Rule 16b-3” means Rule 16b-3 of the General Rules and Regulations under the Exchange Act, as in effect from time to time.
     (dd) “Section 13B Effective Date” means the date the Company’s shareholders approve the Amended and Restated 2004 Incentive Plan implementing Section 13B of the Plan.
     (ee) “Securities Act” means the Securities Act of 1933, as amended, as in effect from time to time.
     (ff) “Stock” means the common stock of the Company, par value $.01 per share, which the Company is currently authorized to issue or may in the future be authorized to issue or, in the event that the outstanding shares of such common stock are hereinafter converted into or exchanged for shares of a different stock or security of the Company or another corporation pursuant to the terms of this Plan, such other stock or security.
     (gg) “Stock Option” or “Option” means any option to purchase shares of Stock which is granted pursuant to the Plan.
     (hh) “Stock Option Agreement” has the meaning set forth in Section 6(b)(xi).
     (ii) “Subsidiary” means any present or future subsidiary corporation of the Company, as such term is defined in Section 424(f) of the Code, or any successor thereto.
     (jj) “Termination of Service” occurs when a participant of the Plan who is an Employee shall cease to serve as an Employee for any reason; or, when a participant in the Plan who is a non-employee director shall cease to serve as a director of the Company, any Parent and any Subsidiary for any reason. Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when a participant in the Plan changes his or her status as an Employee or non-employee director so long as after such change in status, the participant is either an employee or non-employee director.
     SECTION 3: ADMINISTRATION; TYPES OF AWARDS; DELEGATION OF AUTHORITY BY THE COMMITTEE.
     The Plan shall be administered by the Committee.
     The Committee shall have the authority to grant, pursuant to the terms of the Plan, to officers and other key employees or other persons eligible under Section 5 the following type of Awards: (a) Stock Options, in accordance with Section 6, (b) Performance Units in accordance with Section 7, (c) Restricted Stock, in accordance with Section 8, (d) Deferred Stock, in accordance with Section 9, (e) Other Stock-Based Awards, in accordance with Section 10 and/or (f) Cash Awards in accordance with Section 11.
     For purposes of illustration and not of limitation, the Committee shall have the authority (subject to the express provisions of this Plan):
     (i) to select the officers, other employees of the Company or any Parent or Subsidiary and other persons to whom Awards may be from time to time granted hereunder:
     (ii) to determine the Non-Qualified Stock Options, Performance Units, Restricted Stock, Deferred Stock and/or Other Stock-Based Awards and/or Cash Awards, or any combination thereof, if any, to be granted hereunder to one or more eligible Employees and other persons to whom Awards may be from time to time granted hereunder;
     (iii) to determine the number of shares of Stock and/or the amount of any cash to be covered by each Award granted hereunder;
     (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, share price, any restrictions or limitations, and any vesting, acceleration or forfeiture provisions);
     (v) to determine the terms and conditions under which Awards granted hereunder are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company or any Parent or Subsidiary outside of this Plan;
     (vi) to determine the extent and circumstances under which Stock and other amounts payable with respect to an Award hereunder shall be deferred; and
     (vii) to substitute (A) new Stock Options for previously granted Stock Options, including previously granted Stock Options having less favorable terms, provided, however, that without stockholder approval, no such substitution shall result in the reduction of the exercise price of a previously granted Stock Option, and (B) new awards of any other type for previously granted awards of the same type, including previously granted awards which contain less favorable terms, provided that the exercise price of any new Stock-based Award may not be reduced without stockholder approval.

     Subject to Section 14 hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and to determine the form and substance of all agreements relating thereto), and otherwise to supervise the administration of the Plan.
     Subject to the express provisions of the Plan, all decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee’s sole discretion and shall be final and binding upon all persons, including the Company, its Parent and Subsidiaries and the Plan participants.
     Subject to the provisions of the Plan and notwithstanding anything to the contrary above, the Committee may, in its sole discretion, from time to time delegate to the Chief Executive Officer of the Company (the “CEO”) the authority, subject to such terms as the Committee shall determine, to determine and designate from time to time the eligible persons to whom Awards may be granted and to perform other specified functions under the Plan; provided, however, that the CEO may not grant any Award to, or perform any function related to an Award to, himself or any individual (i) then subject to Section 16 of the Exchange Act or (ii) who is or, in the determination of the Board or the Committee, may become a Covered Employee, and any such grant or function relating to such individuals shall be performed solely by the Committee to ensure compliance with the applicable requirements of the Exchange Act and the Code or (iii) where the grant or performance of such function by the CEO will cause the Plan not to comply with any applicable regulation of any securities exchange or automated quotation system where the Stock is listed for trading.
     Any such delegation of authority by the Committee shall be by a resolution adopted by the Committee and shall specify all of the terms and conditions of the delegation. The resolution of the Committee granting such authority may authorize the CEO to grant Awards pursuant to the Plan and may set forth the types of Awards that may be granted; provided, however, that the resolution shall (i) specify the maximum number of shares of Stock that may be awarded to any individual Plan participant and to all participants during a specified period of time, (ii) specify the maximum amount of any Cash Award and any conditions, limitations, or restrictions to be imposed on Cash Awards, and (iii) specify the exercise price (or the method for determining the exercise price) of an Award, the vesting schedule, and any other terms, conditions, or restrictions that may be imposed by the Committee in its sole discretion. The resolution of the Committee shall also require the CEO to provide the Committee, on at least a quarterly basis, a report that identifies the Awards granted and, with respect to each Award: the name of the participant, the date of grant of the Award, the number of shares of Stock subject to discretion as set forth in the resolutions of the Committee granting such authority.
     The Committee may also delegate to other officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan that are not inconsistent with Rule 16b-3 or other rules or regulations applicable to the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.
SECTION 4: STOCK SUBJECT TO PLAN.

     The total number of shares of Stock reserved and available for distribution under the Plan shall be 13,223,953 shares. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.
     If any shares of Stock that have been optioned cease to be subject to a Stock Option for any reason, or if any shares of Stock that are subject to any Restricted Stock Award, Deferred Stock Award, Performance Unit or Other Stock-Based Award are forfeited or any such Award otherwise terminates without the issuance of such shares, such shares shall again be available for distribution under the Plan.
SECTION 5: ELIGIBILITY.
     Officers and other key employees of the Company or any Parent or Subsidiary (but excluding any person whose eligibility would adversely affect the compliance of the Plan with the requirements of Rule 16b-3) who are at the time of the grant of an Award under the Plan employed by the Company or any Parent or Subsidiary and who are responsible for or contribute to the management, growth and/or profitability of the business of the Company or any Parent or Subsidiary, are eligible to be granted Awards under the Plan. In addition, Awards may be granted under the Plan to any person, including, but not limited to, directors independent agents, consultants and attorneys who the Committee believes has contributed or will contribute to the success of the Company. Eligibility under the Plan shall be determined by the Committee.
SECTION 6: STOCK OPTIONS.
     (a) Grant and Exercise. Stock Options granted under the Plan shall be Non-Qualified Stock Options. Any Stock Option granted under the Plan shall contain such terms as the Committee may, from time to time approve. The Committee shall have the authority to grant to any optionee Non-Qualified Stock Options, and they may be granted alone or in addition to other Awards granted under the Plan. The grant of an Option shall be deemed to have occurred on the date on which the Committee by resolution, designates an individual as a grantee thereof, and determines the number of shares of Stock subject to, and the terms and conditions of, said Option.
     (b) Terms and Conditions. Stock Options granted under the Plan shall be subject to the following terms and conditions:
          (i) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee, on the date of grant but shall be not less than 100% of the Fair Market Value of the Stock on the date of grant.
          (ii) Option Term. The term of each Stock Option shall be fixed by the Committee.
          (iii) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time at or after the time of grant in whole or in part.
          (iv) Method of Exercise. Subject to whatever installment, exercise and waiting period provisions are applicable in a particular case, Stock Options may be exercised in whole or in part at any time during the option period by giving written notice of exercise to the Company specifying the number of shares of Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price, which shall be in cash or, unless otherwise provided in the Stock Option Agreement, in whole shares of Stock which are already owned by the holder of the Option or, unless otherwise provided in the Stock Option Agreement, partly in cash and partly in such Stock. Cash payments shall be made by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company; provided, however, that the Company shall not be required to deliver certificates for shares of Stock with respect to which an Option is exercised until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof. Payments in the form of Stock (which shall be valued at the Fair Market Value of a share of Stock on the date of exercise) shall be made by delivery of stock certificates in negotiable form which are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances. In addition, payment may be made by delivery by the holder to the Company of an executed irrevocable option exercise form together with irrevocable instructions from the holder to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Stock purchased upon exercise of the Option with or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of the sale and/or loan proceeds necessary to pay such purchase price, and/or in any other form of valid consideration that is acceptable to the Committee in its sole discretion. Except as otherwise expressly provided in the Plan or the Stock Option Agreement or unless waived by the Committee at or after the time of grant, no Option granted to an Employee may be exercised at any time unless the holder thereof is then an Employee. The holder of an Option shall have none of the rights of a stockholder with respect to the shares subject to the Option until the optionee has given written notice of exercise, has paid in full for those shares of Stock and, if requested by the Committee has given the representation described in Section 20(a) below.
          (v) Transferability; Exercisability. Unless otherwise set forth in the Stock Option Agreement (or unless waived by the Committee at or after the time of grant), no Option shall be transferable by the optionee other than by will or by the laws of descent and distribution, and all Options shall be exercisable, during the optionee’s lifetime, only by the optionee or his or her guardian or legal representative.
          (vi) Termination by Reason of Death. If an optionee’s Termination of Service occurs by reason of death, any Stock Option held by such optionee may thereafter be exercised by the executor or administrator of the estate of the optionee or the optionee’s legal representative, to the extent it was exercisable at the time of the optionee’s Termination of Service or on such accelerated basis as the Committee may determine at or after the time of grant. Such Option may be exercised for a period of time as set forth in the Stock Option Agreement or as the Committee may determine at or after the date of grant (in either case, not to exceed one year from Termination of Service) or as until the expiration of the stated term of such Stock Option, whichever period is the shorter.
          (vii) Termination by Reason of Disability. If an optionee’s Termination of Service occurs by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee or his legal representative, to the extent it was exercisable at the time of the optionee’s Termination of Service or on such accelerated basis as the Committee may determine at or after the time of grant. Such Option may be exercised for a period of time as set forth in the Stock Option Agreement or as the Committee may determine at or after the time of grant (in either case, not to exceed one year from Termination of Service) or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such specified period any unexercised Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of time from the date of death (not to exceed one year) as determined by the Committee or until the expiration of the stated term of such Stock Option, whichever period is the shorter.
          (viii) Termination by Reason of Retirement. If an optionee’s Termination of Service occurs by reason of Normal Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of Termination of Service or on such accelerated basis as the Committee may determine at or after the time of grant, for a period of time set forth in the Stock Option Agreement or such other period as the Committee may specify at or after the time of grant (in either case, not to exceed one year from the Termination of Service) or the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such specified period any unexercised Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of (not to exceed one year) from the date of death as determined by the Committee or until the expiration of the stated term of such Stock Option, whichever period is the shorter. If an optionee’s Termination of Service occurs by reason of Early Retirement, the Stock Option shall thereupon terminate; provided, however, that if the Committee so approves at the time of Early Retirement, any Stock Option held by the optionee may thereafter be exercised by the optionee as provided above in connection with termination of employment by reason of Normal Retirement.
          (ix) Other Termination. Subject to the provisions of Section 20(g) below and unless otherwise determined by the Committee at or after the time of grant or otherwise set forth in the Stock Option Agreement, if a holder’s Termination of Service occurs for any reason other than death, Disability or Retirement or the voluntary resignation of the holder, the Stock Option shall thereupon automatically terminate, except that (a) if the Termination of Service occurs as a result of the holder’s voluntary resignation, such Stock Option may be exercised to the extent it was exercisable at the time of Termination of Service for a period of thirty (30) days or the expiration of the stated term of the Stock Option, whichever is shorter, and (b) if the optionee is involuntarily terminated by the Company or a Subsidiary or Parent without Cause (as hereinafter defined), such Stock Option may be exercised to the extent it was exercisable at the date of Termination of Service for six months (or such other period set forth in the Stock Option Agreement which period shall not exceed one year from the date of such Termination of Service) or until the expiration of the stated term of such Stock Option, whichever period is the shorter. For purposes of the Plan, “Cause” shall mean (A) the conviction of the optionee of a felony under Federal law or the law of the state in which such action occurred, (B) dishonesty by the optionee in the course of fulfilling his or her employment duties, or (C) the willful and deliberate failure on the part of the optionee to perform his or her employment duties in any material respect. Notwithstanding the foregoing, if the optionee has an employment agreement with the Company or a Subsidiary or Parent, the definition of “Cause” shall have the meaning ascribed in such employment agreement.
          (x) Alternative Settlement of Option. Upon the receipt of written notice of exercise, the Committee, may elect to settle all or part of any Stock Option by paying to the optionee an amount, in cash and/or Stock (valued at Fair Market Value on the date of exercise), equal to the product of the excess of the Fair Market Value of one share of Stock on the date of exercise over the Option exercise price, multiplied by the number of shares of Stock with respect to which the optionee proposes to exercise the Option. Any such settlements which relate to Options which are held by optionees who are subject to Section 16(b) of the Exchange Act shall comply with any existing provisions of Rule 16b-3, to the extent applicable.
          (xi) Stock Option Agreement. Each grant of a Stock Option shall be confirmed by, and shall be subject to the terms of, an agreement executed by the Company and the participant.
SECTION 7: PERFORMANCE UNITS.
     Awards granted as Performance Units shall be subject to the following provisions:
     (a) The Performance Cycle for the attainment of the Performance Goals shall be determined by the Committee. The Committee may establish more than one cycle for any particular Performance Unit.
     (b) The Committee shall establish a dollar value for each Performance Unit, the Performance Goals to be attained in respect of the Performance Unit, the various percentages of the Performance Unit value to be paid out upon the attainment, in whole or in part, of the Performance Goals and such other Performance Unit terms, conditions and restrictions as the Committee deems appropriate. Any Performance Goal may be modified by the Committee during the course of a Performance Cycle to take into account changes in conditions that occur. Notwithstanding the foregoing, in the case of a Performance Unit granted to a Covered Employee, no business criteria other than those enumerated in Section 2(w) may be used in establishing the Performance Goals for such Performance Unit, and no such Performance Goals may be modified by the Committee during the course of a Performance Cycle except in accordance with Section 162(m) of the Code. As soon as practicable after the termination of the Performance Cycle, the Committee shall determine what, if any, payment is due on the Performance Unit in accordance with the terms thereof.
     (c) In the event of a participant’s Termination of Service prior to the expiration of the Performance Cycle established for any Performance Unit he or she may have been awarded, the Committee may, in its sole discretion provide for a full or partial credit and determine what percentage, if any, of the Performance Unit is to be paid out. However, no unpaid portion of a Performance Unit otherwise payable shall be paid to a Plan participant whose Termination of Service is for Cause. Notwithstanding the foregoing, in the case of Performance Units granted to Covered Employees, this paragraph 7.5(c) shall not be given effect if, as a result thereof, such Performance Units shall lose the protection afforded by Section 162(m) of the Code.
     (d) Payment of Performance Units shall be made, at the sole discretion of the Committee, either in cash in the amount of the dollar value of the Performance Units awarded and/or in Stock having a Fair Market Value at the time such award is paid equal to the excess of such dollar amount over the amount of such cash.
     (e) Except as otherwise set forth in the Plan, Performance Units are not transferable other than by will or by the laws of descent and distribution and during a participant’s lifetime payments in respect thereof shall be made only to the participant.
SECTION 8: RESTRICTED STOCK.

     (a) Grant and Exercise. Shares of Restricted Stock may be issued either alone or in addition to or in tandem with other Awards granted under the Plan. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the recipient, the time or times within which such awards may be subject to forfeiture (the “Restriction Period”), the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards of Restricted Stock. Conditions of vesting that the Committee may impose may include, among others, (i) length of continuous service, (ii) achievement of specific business objectives, (iii) increases in specific indices, (iv) attainment of specified growth rates, or any other conditions as determined by the Committee. The Committee may remove any or all of the restrictions on such Restricted Stock whenever it may determine that, by reason of changes in applicable law or other changes in circumstances arising after the date of the Award, such action is appropriate.
     (b) Terms and Conditions. Each Restricted Stock Award shall also be subject to the following terms and conditions:
          (i) Restricted Stock, when issued, will be represented by a stock certificate or certificates registered in the name of the holder to whom such Restricted Stock shall have been awarded. During the Restriction Period, certificates representing the Restricted Stock and any securities constituting Retained Distributions (as defined below) shall bear a restrictive legend to the effect that ownership of the Restricted Stock (and such Retained Distributions), and the enjoyment of all rights related thereto, are subject to the restrictions, terms and conditions provided in the Plan and the Restricted Stock Agreement. Such certificates shall bear a legend restricting sale or other disposition in accordance with the Plan and the applicable Restricted Stock Agreement.
          (ii) Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes, and the issuance thereof shall be made for at least the minimum consideration (if any) necessary to permit the shares of Restricted Stock to be deemed to be fully paid and nonassessable. The holder will have the right to vote such Restricted Stock, to receive and retain all regular cash dividends and other cash equivalent distributions as the Board may designate, pay or distribute on such Restricted Stock and to exercise all other rights, powers and privileges of a holder of Stock with respect to such Restricted Stock, with the exceptions that (A) other than regular cash dividends and other cash equivalent distributions as the Board may designate, pay or distribute, the Company will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Stock (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested and with respect to which the Restriction Period shall have expired; (B) the holder may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Stock or any Retained Distributions during the Restriction Period; and (C) a breach of any of the restrictions, terms or conditions contained in the Plan or the Restricted Stock agreement referred to in Section 8(b)(iv) below, or otherwise established by the Committee with respect to any Restricted Stock or Retained Distributions will cause a forfeiture of such Restricted Stock and any Retained Distributions with respect thereto.

          (iii) Upon the expiration of the Restriction Period with respect to each award of Restricted Stock and the satisfaction of any other applicable restrictions, terms and conditions (A) all or part of such Restricted Stock shall become vested in accordance with the terms of the Restricted Stock Agreement, (B) any Retained Distributions with respect to such Restricted Stock shall become vested to the extent that the Restricted Stock related thereto shall have become vested and (C) the Company will return to the holder the certificates representing the Restricted Stock and any Retained Distributions. Any such Restricted Stock and Retained Distributions that do not vest shall be forfeited to the Company and the holder shall not thereafter have any rights with respect to such Restricted Stock and Retained Distributions that shall have been so forfeited.
          (iv) Each Restricted Stock Award shall be confirmed by, and shall be subject to the terms of, an agreement executed by the Company and the participant. The agreement shall require that each participant irrevocably grant to the Company the power of attorney to transfer any shares of Restricted Stock forfeited to the Company and agrees to execute any document required by the Company in connection with such forfeiture and transfer.
SECTION 9: DEFERRED STOCK.
     (a) Grant and Exercise. Deferred Stock may be awarded either alone or in addition to or in tandem with other Awards granted under the Plan. The Committee shall determine the eligible persons to whom and the time or times at which Deferred Stock shall be awarded, the number of shares of Deferred Stock to be awarded to any person, the duration of the period (the “Deferral Period”) during which, and the conditions under which, receipt of the Deferred Stock will be deferred, and all the other terms and conditions of the Awards.
     (b) Terms and Conditions. Each Deferred Stock Award shall be subject to the following terms and conditions:
          (i) Subject to the provisions of this Plan and the Deferred Stock Agreement referred to in Section 9(b)(vii) below, Deferred Stock Awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period. At the expiration of the Deferral Period (or the Additional Deferral Period referred to in Section 9(b)(vi) below, where applicable), share certificates shall be delivered to the participant, or his legal representative, in a number equal to the shares of Stock covered by the Deferred Stock Award.
          (ii) As determined by the Committee at the time of award, amounts equal to any dividends declared during the Deferral Period (or the Additional Deferral Period referred to in Section 9(b)(vi) below, where applicable) with respect to the number of shares covered by a Deferred Stock Award may be paid to the participant currently or deferred and deemed to be reinvested in additional Deferred Stock.
          (iii) Subject to the provisions of the Deferred Stock Agreement referred to in Section 9(b)(vii) below and this Section 9 and Section 20(g) below, upon termination of a participant’s employment with the Company or any Parent or Subsidiary for any reason during the Deferral Period (or the Additional Deferral Period referred to in Section 9(b)(vi) below, where applicable) for a given award, the Deferred Stock in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at the time of grant.

          (iv) The Committee may, after grant, accelerate the vesting of all or any part of any Deferred Stock Award and/or waive the deferral limitations for all or any part of a Deferred Stock award.
          (v) In the event of hardship or other special circumstances of a participant whose employment with the Company or any Parent or Subsidiary is involuntarily terminated (other than for Cause), the Committee may waive in whole or in part any or all of the remaining deferral limitations imposed hereunder or pursuant to the Deferred Stock Agreement referred to in Section 9(b)(vii) below with respect to any or all of the participant’s Deferred Stock.
          (vi) Subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (“Code Section 409A”) and the Committee’s adoption of procedures, a participant may defer the receipt of an Award (or an installment of an Award) for an additional specified period or until a specified event as permitted under Code Section 409(A) (the “Additional Deferral Period”).
          (vii) Each Deferred Stock Award shall be confirmed by, and shall be subject to the terms of, an agreement executed by the Company and the participant.
SECTION 10: OTHER STOCK-BASED AWARDS.
     (a) Grant and Exercise. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with Stock Options, Performance Units, Restricted Stock, Deferred Stock and/or Cash Awards.
     The Committee shall determine the eligible persons to whom, and the time or times at which, such awards shall be made, the number of shares of Stock to be awarded pursuant to such awards, and all other terms and conditions of the awards. The Committee may also provide for the grant of Stock under such awards upon the completion of a specified performance period.
     (b) Terms and Conditions. Each Other Stock-Based Award shall be subject to the following terms and conditions:
          (i) Shares of Stock subject to an Other Stock-Based Award may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction or period of deferral lapses.
          (ii) The recipient of an Other Stock-Based Award shall be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares covered by the award, as determined by the Committee at the time of the award. The Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Stock.
          (iii) Any Other Stock-Based Award and any Stock covered by any Other Stock-Based Award shall vest or be forfeited to the extent so provided in the award agreement referred to in Section 10(b)(v) below, as determined by the Committee.
          (iv) In the event of the participant’s Retirement, Disability or death, or in cases of special circumstances, the Committee may waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Other Stock-Based award.
          (v) Each Other Stock-Based Award shall be confirmed by, and shall be subject to the terms of, an agreement executed by the Company and by the participant.

SECTION 11: CASH AWARDS.
     (a) Grant of Cash Awards. The Committee may, in its sole discretion, grant Cash Awards in accordance with the terms and conditions set forth in the Plan and in an agreement executed by the Company and the participant (“Cash Award Agreement”). Each Cash Award Agreement shall set forth (i) the amount of the Cash Award, (ii) the time or times within which such Award may be subject to forfeiture, if any, (iii) specified performance goals, or other criteria, if any, as the Committee may determine must be met in order to remove any restrictions (including vesting) on such Award, and (iv) any other terms, limitations, restrictions, and conditions of the Award that are consistent with this Plan.
     The Cash Award Agreement shall also set forth the vesting period for the Cash Award, if any, which shall commence on the date of grant of the Cash Award and, unless otherwise established by the Committee in the Cash Award Agreement, shall expire upon satisfaction of the conditions set forth in the Cash Award Agreement. Such conditions may provide for vesting based on (i) length of continuous service, (ii) achievement of specific business objectives, (iii) increases in specified indices, (iv) attainment of specified growth rates, or (v) other comparable measurements of Company performance, as may be determined by the Committee in its sole discretion.
     (b) Termination of Service. Subject to the provisions of the particular Cash Award Agreement, and unless otherwise permitted by the Committee, in its sole discretion, upon termination of the participant’s service to the Company or its Parent and Subsidiaries for any reason during a vesting period (if any), the nonvested portion of a Cash Award shall be forfeited by the participant. Upon any forfeiture, all rights of a Participant with respect to the forfeited Cash Award shall cease and terminate, without any further obligation on the part of the Company.
     (c) Form of Payment. In the sole discretion of the Committee, the Company may satisfy its obligation under a Cash Award by the distribution of that number of shares of Common Stock or Restricted Stock, or any combination thereof, having an aggregate Fair Market Value (as of the date of payment) equal to the amount of cash otherwise payable to the participant, and/or by the distribution of Stock Options having an aggregate Fair Market Value equal to the amount of cash otherwise payable to the participant, with a cash settlement to be made for any fractional share interests, or the Company may settle such obligation in part with shares of Common Stock and in part with cash. If required by Rule 16b-3 at the time of distribution, any shares of Common Stock distributed to a participant must be held by such participant for at least six (6) months from the date of distribution.
SECTION 12: PERFORMANCE-BASED AWARDS
     (a) In General. All Stock Options and certain Restricted Stock Awards, Deferred Stock Awards, Performance Units, Other Stock-Based Awards or Cash Awards granted under the Plan, are intended to (i) qualify as Performance-Based Awards (as defined in the next sentence) or (ii) be otherwise exempt from the deduction limitation imposed by Section 162(m) of the Code. Certain Awards granted under the Plan may be granted in a manner such that Awards qualify as “performance-based compensation” (as such term is used in Section 162(m) of the Code and the regulations thereunder) and thus be exempt from the deduction limitation imposed by Section 162(m) of the Code (“Performance-Based Awards”). Awards may only qualify as Performance-

Based Awards if at the time of grant the Committee is comprised solely of two or more “outside directors” (as such term is used in Section 162(m) of the Code and the regulations thereunder).
     (b) Stock Options. Stock Options granted under the Plan with an exercise price at or above the Fair Market Value of Common Stock on the date of grant should qualify as Performance-Based Awards.
     (c) Other Performance-Based Awards. Restricted Stock Awards, Deferred Stock Awards, Performance Units, Other Stock-Based Awards and Cash Awards granted under the Plan should qualify as Performance-Based Awards if, as determined by the Committee, in its discretion, either the granting or vesting of such Award is subject to the achievement of a performance target or targets based on one or more of the performance measures specified in Section 12(d) below. With respect to such Awards intended to qualify as Performance-Based Awards:
   (1) the Committee shall establish in writing (x) the objective performance-based goals applicable to a given period and (y) the individual employees or class of employees to which such performance-based goals apply no later than 90 days after the commencement of such period (but in no event after 25 percent of such period has elapsed);
   (2) no Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any Participant for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied; and
   (3) after the establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal.
     (d) Performance Measures. The Committee may use the following performance measures (either individually or in any combination) to set performance targets with respect to Awards intended to qualify as Performance-Based Awards: income from continuing operations; attainment of strategic and operational objectives; return on invested capital; net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; division, group or corporate financial goals; return on shareholders’ equity; return on assets; return on net assets; gross margin return on investment; gross margin dollars or percent; inventory turnover; employee turnover; sales, general and administrative expense; appreciation in and/or maintenance of the price of Common Stock or any other publicly-traded securities of the Company, if any; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements. Any such performance criterion or combination of such criteria may apply to the participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify.

SECTION 13A: CHANGE OF CONTROL PROVISIONS PRIOR TO THE EFFECTIVE DATE.
     (a) With respect to Awards made prior to the Section 13B Effective Date, a “Change of Control” shall be deemed to have occurred on the tenth day after:
     (i) any individual, firm, corporation or other entity, or any group (as defined in Section 13(d)(3) of the Exchange Act) becomes, directly or indirectly, the beneficial owner (as defined in the General Rules and Regulations of the Securities and Exchange Commission with respect to Sections 13(d) and 13(g) of the Exchange Act) of more than 20% of the then outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors of the Company; or
     (ii) the commencement of, or the first public announcement of the intention of any individual, firm, corporation or other entity or of any group (as defined in Section 13(d)(3) of the Exchange Act) to commence, a tender or exchange offer subject to Section 14(d)(1) of the Exchange Act for any class of the Company’s capital stock; or
     (iii) the stockholders of the Company approve (A) a definitive agreement for the merger or other business combination of the Company with or into another corporation pursuant to which the stockholders of the Company do not own, immediately after the transaction, more than 50% of the voting power of the corporation that survives, or (B) a definitive agreement for the sale, exchange or other disposition of all or substantially all of the assets of the Company, or (C) any plan or proposal for the liquidation or dissolution of the Company; provided, however, that a “Change of Control” shall not be deemed to have taken place if beneficial ownership is acquired by, or a tender or exchange offer is commenced or announced by, the Company, any profit-sharing, employee ownership or other employee benefit plan of the Company, any trustee of or fiduciary with respect to any such plan when acting in such capacity, or by a person who is an officer or director of the Company on the effective date of the Plan, or by any group comprised solely of such persons and/or entities.
     (b) Notwithstanding Section 13A(a) or any other provisions of this Plan, for purposes of restricted stock units granted as Other Stock Based Awards under the Plan prior to the Section 13B Effective Date, a “Change of Control” shall only be deemed to have occurred on the tenth day after:
     (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). If a person or group is considered to possess 30% or more of the total voting power of the stock of the Company, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “Change of Control” of the Company;
     (ii) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treas. Reg. §1.409A-

3(i)(5)(v). If a person or group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “Change of Control” of the Company; or
     (iii) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “Change of Control” when such transfer is made to an entity that is controlled by the shareholders of the Company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).
     (c) In the event of a “Change of Control” as defined in Section 13A(a) or 13A(b), as applicable, awards granted under the Plan prior to the Section 13B Effective Date will be subject to the following provisions, unless the provisions of this Section 13A are suspended or terminated by an affirmative vote of a majority of the Board prior to the occurrence of such a “Change of Control”:
     (i) all outstanding Stock Options which have been outstanding for at least six months shall become exercisable in full, whether or not otherwise exercisable at such time, and any such Stock Option shall remain exercisable in full thereafter until it expires pursuant to its terms; and
     (ii) all restrictions and deferral limitations contained in Restricted Stock Awards, Deferred Stock Awards, Performance Units and Other Stock Based Awards granted under the Plan shall lapse.
SECTION 13B: CHANGE OF CONTROL PROVISIONS ON AND AFTER THE SECTION 13B EFFECTIVE DATE.
     (a) With respect to Awards made on and after the Section 13B Effective Date, “Change of Control” means a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change of Control shall be deemed to have occurred if:
     (i) Any Person becomes a Beneficial Owner of shares of one or more classes of stock of the Company representing twenty percent (20%) or more of the total voting power of the Company’s then outstanding voting stock; or
     (ii) The Company and any Person consummate a merger, consolidation, reorganization, or other business combination; or
     (iii) The Board adopts resolutions authorizing the liquidation or dissolution, or sale to any Person of all or substantially all of the assets, of the Company.

     (b) Notwithstanding the provisions of Section 13B(a) (i), (ii), and (iii) hereof, a Change of Control shall not occur if:
(i) The Company’s voting stock outstanding immediately before the consummation of the transaction will represent no less than forty-five percent (45%) of the combined voting power entitled to vote for the election of directors of the surviving parent corporation immediately following the consummation of the transaction; and
(ii) Members of the Incumbent Board will constitute at least one-half of the board of directors of the surviving parent corporation; and
(iii) The Chief Executive Officer of the Company will be the chief executive officer or co-chief executive officer of the surviving parent corporation; and (iv) The headquarters of the surviving parent corporation will be located in Indianapolis, Indiana.
     For the purposes of this Section 13B, “Person” means any corporation, partnership, firm, joint venture, association, individual, trust, or other entity, but does not include the Company or any of its wholly-owned or majority-owned subsidiaries, employee benefit plans, or related trusts; “Incumbent Board” means those persons who either (A) have been members of the Board of Directors of the Company since January 1, 2009, or (B) are new Directors whose election by the Board of Directors or nomination for election by the shareholders of the Company was approved by a vote of at least three-fourths of the members of the Incumbent Board then in office who either were Directors described in clause (A) hereof or whose election or nomination for election was previously so approved, but shall not include any Director elected as a result of an actual or threatened solicitation of proxies by any Person; “Beneficial Owner” or “Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as amended from time to time, or any successor rule.
     (c) Unless otherwise specified in a participant’s award agreement or employment agreement, no outstanding Awards that have been granted after the Section 13B Effective Date of this amended and restated Plan shall vest or become immediately payable or exercisable merely upon the occurrence of a Change of Control. However, if within twelve (12) months following the occurrence of a Change of Control, a Plan participant is involuntarily terminated without “Cause” or is deemed to have separated from service as the result of a “Good Reason”, then all outstanding Options shall become immediately exercisable, and any restriction periods and other restrictions imposed on then-outstanding Awards shall lapse and will be paid at their targeted award level. Notwithstanding the foregoing, such Awards shall not become payable until their regularly scheduled time as specified under the terms and conditions of the applicable award agreement, except that, to the extent an Award is exempt from Section 409A of the Code under the “short-term deferral rule,” payment shall not be later than 2-1/2 months after the year in which it is no longer subject to a substantial risk of forfeiture. Both “Cause” and “Good Reason” shall be as defined in the applicable award agreement.
SECTION 14: AMENDMENTS AND TERMINATION.
     The Board or Committee may at any time, and from time to time, amend any of the provisions of the Plan, and may at any time suspend or terminate the Plan; provided, however,

that no such amendment shall be effective unless and until it has been duly approved by the holders of the outstanding shares of Stock if the failure to obtain such approval would adversely affect the compliance of the Plan with the requirements of Rule 16b-3 of the Exchange Act, as in effect from time to time, or with the requirements of any other applicable law, rule or regulation. The Committee may amend the terms of any Stock Option or other award theretofore granted under the Plan; provided, however, that subject to Section 3 above, no such amendment may be made by the Committee which in any material respect impairs the rights of the optionee or participant without the optionee’s or participant’s consent, except for such amendments which are made to cause the Plan to qualify for the exemption provided by Rule 16b-3. No amendment to the terms of any Stock Option shall result in (i) a reduction of the exercise price of any Stock Option, (ii) the cancellation of Stock Options that are not “in the money” or (iii) a re-grant or exchange of Stock Options for new Stock Options or Other Awards. Any amendment to the terms of a Stock Option the purpose or result of which is the cash buyout of Stock Options that are not “in the money” is prohibited.
SECTION 15: UNFUNDED STATUS OF PLAN.
     The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a participant or optionee by the Company, nothing contained herein shall give any such participant or optionee any rights that are greater than those of a general creditor of the Company.
SECTION 16: SECTION 409A OF THE CODE.
     (a) Awards under the Plan are intended either to be exempt from the rules of Code Section 409A or to satisfy those rules and shall be construed accordingly. If intended to satisfy the applicable requirements of Code Section 409A, an Award and the Plan, as applicable, shall be performed and interpreted consistent with such intent. If the Committee determines in good faith that any provision of this Plan does not satisfy such requirements or could cause any person to recognize additional taxes, penalties or interest under Code Section 409A, the Committee is empowered to modify, to the extent practicable, the original intent of the applicable provision without violation of Code Section 409A. In addition, notwithstanding any provision contained herein to the contrary, the Committee shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure compliance with Code Section 409A. However, the Company shall not be liable to any participant or other holder of an Award with respect to any Award-related adverse tax consequences arising under Code Section 409A or other provision of the Internal Revenue Code of 1986, as amended.
     (b) If any provision of the Plan or an Award agreement contravenes any regulations or Treasury guidance promulgated under Code Section 409A or could cause an Award to be subject to the interest and penalties under Code Section 409A, such provision of the Plan or Award shall be deemed automatically modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Code Section 409A and the Committee, in its reasonable discretion, may take such actions as it determines to avoid contravention of Code Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to

Code Section 409A to the extent such discretionary authority will contravene Code Section 409A or the regulations or guidance promulgated thereunder.
     (c) Notwithstanding any provisions of this Plan or any Award granted hereunder to the contrary, no acceleration shall occur with respect to any Award to the extent such acceleration would cause the Plan or an Award granted hereunder to fail to comply with Code Section 409A.
     (d) Notwithstanding any provisions of this Plan or any applicable Award agreement to the contrary, no payment shall be made with respect to any Award granted under this Plan to a “specified employee” (as such term is defined for purposes of Code Section 409A) prior to the first date that is at least six months after the employee’s separation of service to the extent such six-month delay in payment is required to comply with Code Section 409A. To the extent required to comply with Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any payment or distribution upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and accordingly, a reference to termination of employment, Termination of Service or like terms shall mean a “separation from service” as the context may require.
     (e) In the case of an Award providing for the payment of deferred compensation subject to Code Section 409A, any payment of such deferred compensation by reason of a “change of control” shall be made only if the “change of control” is (1) one described in Section 13A or 13B, as the case may be, and (2) one described in Code Section 409A, and shall be paid consistent with the requirements of Code Section 409A. If any deferred compensation that would otherwise be payable by reason of a “change of control” cannot be paid by reason of the immediately preceding sentence, it shall be paid as soon as practicable thereafter consistent with the requirements of Code Section 409A, as determined by the Committee.
SECTION 17: LIMIT ON AWARDS TO ANY INDIVIDUAL.
     Notwithstanding any provision contained herein but subject to the following sentence, no participant may be granted under the Plan, during any year, Options or any other Awards relating to more than 2,025,000 shares of Common Stock in the aggregate, subject to adjustment in accordance with Section 18. With respect to an Award that may be settled in cash, no participant may be paid in respect of any fiscal year an amount that exceeds the greater of the Fair Market Value of the number of shares of Common Stock set forth in the preceding sentence at the date of grant or at the date of settlement of the Award, provided that this limitation is separate from and not affected by the number of Awards granted during such fiscal year subject to the limitation in the preceding sentence.
SECTION 18: ADJUSTMENTS.
     In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares of Common Stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event, affects the shares of Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares which may thereafter be delivered in connection with Awards, (ii) the number and kind of shares that may be delivered or deliverable in respect of outstanding Awards, (iii) the number of shares with respect to which Awards may be granted to a given participant and (iv) the exercise price, grant price, or purchase price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award, and, with respect to Awards granted to Covered Employees, no such adjustment shall be authorized to the extent that such adjustment would cause such Award to lose the benefits of Section 162(m) of the Code and that the number of shares of Stock subject to any award shall always be a whole number. Such adjusted exercise price shall also be used to determine the amount which is payable to the optionee upon the exercise by the Committee of the alternative settlement right which is set forth in Section 6(b)(x) above.
SECTION 19: ELECTIVE DEFERRAL.
     Subject to the requirements of Code Section 409A and the Committee’s adoption of procedures, a participant may defer the receipt of any of the cash or Stock to be received by the participant under the terms of an Award (“Elective Deferral”).
     An Elective Deferral shall be irrevocable, except that the Committee, in its sole discretion, may allow a participant to change or revoke such Elective Deferral in accordance with the requirements of Code Section 409A.
     The Company shall establish an account for each participant who makes an Elective Deferral reflecting Elective Deferrals made for such participant’s benefit together with any additions to reflect any dividends paid upon any shares of Stock that have been deferred pursuant to an Elective Deferral. The Company shall establish sub-accounts for each participant who has more than one Elective Deferral in effect under the Plan and such other sub-accounts as are necessary for the proper administration of the Plan. As of the last business day of each December 31 of each year, the Company shall provide the participant with a statement of his or her account reflecting the number of deferred shares or other deferred compensation under the Plan, and any dividends on such shares credited thereto and distributions from such account since the prior statement.
     A participant who makes an Elective Deferral shall be immediately vested in, and shall have a nonforfeitable right to, all deferred shares and other deferred compensation and all dividends, if any, on any deferred shares credited to his or her account, except as otherwise provided by the Committee. In the event of the Company’s insolvency, the participant shall have the same rights as a general creditor of the Company with respect to his or her account balance.
     A participant who makes an Elective Deferral shall designate (on the election form used to make Elective Deferrals under the Plan and as may be provided by the Committee) the date(s) or events as permitted under Code Section 409A upon which the deferred shares and other deferred compensation and any dividends credited to his or her account will be distributed to him or her, or his or her designated beneficiary (in the event of death before full distribution), or estate if no such beneficiary, or legal representative in the event of incompetence before full distribution. The number of shares of Stock, if any, which are attributable to dividends and credited to his or her account shall be based on the per share Fair Market Value on the date of such dividend. Distributions shall be made in cash and/or Stock in the proportions deferred.

     Deferred shares and shares attributable to dividends on any Deferred Shares shall be subject to adjustment as set forth in Section 18 of the Plan.
     Each such election regarding the date(s) for payments shall be irrevocable, except that the Committee, in its sole discretion, may allow the participant to change or revoke such election.
SECTION 20: GENERAL PROVISIONS.
     (a) The Committee may require each person acquiring shares of Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the optionee or participant is acquiring the shares for investment without a view to distribution thereof.
     All certificates for shares of Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or association upon which the Stock is then listed or traded, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
     (b) Nothing contained in the Plan shall prevent the Board or, where authorized by the Board, the Committee, as the case may be, from adopting such other or additional incentive arrangements as it may deem desirable, including, but not limited to, the granting of stock options and the awarding of stock and cash otherwise than under the Plan; and such arrangements may be either generally applicable or applicable only in specific cases.
     (c) NOTHING CONTAINED IN THE PLAN OR IN ANY AWARD HEREUNDER SHALL BE DEEMED TO CONFER UPON ANY EMPLOYEE OF THE COMPANY OR ANY PARENT OR SUBSIDIARY ANY RIGHT TO CONTINUED EMPLOYMENT WITH THE COMPANY OR ANY PARENT OR SUBSIDIARY, NOR SHALL IT INTERFERE IN ANY WAY WITH THE RIGHT OF THE COMPANY OR ANY SUBSIDIARY TO TERMINATE THE EMPLOYMENT OF ANY OF ITS EMPLOYEES AT ANY TIME.
     (d) Not later than the date as of which an amount first becomes includable in the gross income of the participant for Federal, state or local income tax purposes with respect to any Option or other Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Committee, as the case may be, regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. If permitted by the Committee, tax withholding or payment obligations may be settled with Stock, including Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional upon such payment or arrangements and the Company or the participant’s employer (if not the Company) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant from the Company, its Parent or any Subsidiary.
     (e) The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Indiana (without regard to choice of law provisions).
     (f) Any Stock Option granted or other Award made under the Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the

Company or any Parent or Subsidiary and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation (unless required by specific reference in any such other plan to Awards under this Plan).
     (g) Subject to the requirements of Code Section 409A if applicable, a leave of absence, unless otherwise determined by the Committee prior to the commencement thereof, shall not be considered a termination of employment. Any Stock Option granted or awards made under the Plan shall not be affected by any change of employment, so long as the holder continues to be an employee of the Company, its Parent or any Subsidiary.
     (h) Except as otherwise expressly provided in the Plan or in any Stock Option Agreement, Restricted Stock agreement, Deferred Stock Agreement, Performance Unit Agreement, Cash Award Agreement or any Other Stock-Based Award agreement, no right or benefit under the Plan may be alienated, sold, assigned, hypothecated, pledged, exchanged, transferred, encumbranced or charged, and any attempt to alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be subject to the debts, contracts or liabilities of the person entitled to such benefit.
     (i) The obligations of the Company with respect to all Stock Options and Awards under the Plan shall be subject to (A) all applicable laws, rules and regulations, and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of a registration statement under the Securities Act, and (B) the rules and regulations of any securities exchange or association on which the Stock may be listed or traded.
     (j) If any of the terms or provisions of the Plan conflict with the requirements of Rule 16b-3 as in effect from time to time, or with the requirements of any other applicable law, rule or regulation then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of said Rule 16b-3.
     (k) The Committee may terminate any Stock Option or other Award made under the Plan if a written agreement relating thereto is not executed and returned to the Company within 30 days after such agreement has been delivered to the optionee or participant for his or her execution.
SECTION 21: EFFECTIVE DATE OF PLAN.
     The Plan shall be effective as of the first business day following approval of the Plan by the Company’s stockholders.
SECTION 22: TERM OF PLAN.
     No Stock Option, Restricted Stock Award, Deferred Stock Award, Performance Unit or Other Stock-Based Award or Cash Award shall be granted pursuant to the Plan on or after the tenth anniversary of the effective date of the Plan, but Awards granted prior to such tenth anniversary may extend beyond that date.

BRIGHTPOINT, INC.
7635 INTERACTIVE WAY
SUITE 200
INDIANAPOLIS, IN 46278
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BRIGHTPOINT, INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.		All	All	Except
Vote On Directors		☐	☐	☐
1.	Election of Class III Directors

Nominees:
01) Kari-Pekka Wilska
02) Jorn P. Jensen
03) Jerre L. Stead

Vote On Proposals					For	Against	Abstain

2.
Proposal to approve the amended and restated Brightpoint Inc. 2004 Long-Term Incentive Plan to (i) increase the number of shares available for issuance thereunder by 7,000,000, (ii) provide a double-trigger change of control provision and (iii) prohibit (1) stock option exercise price reductions, (2) cancellation of stock options that are not “in-the-money” and (3) re-granting or exchanging stock options or other awards.
					☐	☐	☐

3.	Proposal to ratify the appointment of Ernst & Young LLP as Brightpoint’s independent registered public accounting firm for the fiscal year ending December 31, 2009.				☐	☐	☐

Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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M11520

BRIGHTPOINT, INC.
The undersigned hereby appoints STEVEN E. FIVEL and ANTHONY W. BOOR, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Shareholders of Brightpoint, Inc. (the “Company ”) on Tuesday, May 5, 2009, at 9:00 a.m. (local time), at the Company’s Americas division headquarters located at 501 Airtech Parkway, Plainfield, Indiana 46168 or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the matters listed on the reverse side of this card.